Exhibit 99.1

[Execution Copy]

ASSET PURCHASE AGREEMENT

By and Among

TEPNEL LIFE SCIENCES PLC,

TEPNEL NORTH AMERICA CORPORATION,

and

TEPNEL LIFECODES CORPORATION

and

ORCHID BIOSCIENCES, INC.

and

LIFECODES CORPORATION

Dated as of October 30, 2003

6.12. Accounts Receivable	19
6.13. Insurance	19
6.14. Contracts	19
6.15. Suppliers and Customers	20
6.16. Employee Benefit Plans	21
6.17. Compensation of and Contracts with Employees	22
6.18. Labor Relations and Proposed Assumed Employees	23
6.19. Trademarks, Patents, Etc.	24
6.20. Brokers	28
6.21. Absence of Certain Changes	29
6.22. Financial Statements	29
6.23. Guarantees	30
6.24 Tax Matters	30
6.25. Full Disclosure	30

Article 7 Representations And Warranties of the Buyers	31

7.1. Organization; Authority	31
7.2. Authorizations; Binding Effect	31
7.3. Non-Contravention; Approvals	31
7.4. Brokers	32

Article 8 Pre-Closing Covenants	32

8.1. General	32
8.2. Notice of Developments	32
8.3. Buyer Financing	33
8.4. Buyer Special Meeting	33
8.5. Notices and Consents	33
8.6. Carry on in Regular Course	33
8.7. No General Increases	34
8.8. Contracts and Commitments	34
8.9. Sale of Capital Assets	34
8.10. [intentionally omitted]	34
8.11. Preservation of Organization	34
8.12. No Default	34
8.13. Compliance with Laws	34
8.14. Full Access	35
8.15. Exclusivity	35
8.16. Employment Status	35
8.17. Insurance	36
8.18. Shared Services Agreement	36
8.19. Supply Agreement	36
8.20. Disclosure Supplements	36
8.21. Injunctions	36

8.22. Financing Statements	36

Article 9 Transitional Matters and Post-Closing Covenants	36

9.1. Proposed Assumed Employees	36
9.2. Employee Benefit Plans	38
9.3. Examination; General Assistance; Books and Records	40
9.4. Agreements Regarding Tax Matters	41
9.5. Post-Closing Receipts	42
9.6. Post-Closing Accounting Assistance	42
9.7. Post Closing Accounts Payable and Accounts Receivable	43
9.8. Environmental Permits	43
9.9. Removal of Excluded Assets	43
9.10. Covenants Regarding Trademarks	43
9.11. General	44

Article 10 Confidentiality and Related Matters	45

10.1. Confidentiality Obligations of the Buyers	45
10.2. Confidentiality Obligations of the Sellers	45
10.3. Third-Party Information	46
10.4. Limitations on Obligations	46
10.5. Confidential Treatment of Agreements	46

Article 11 Noncompetition and Related Covenants	47

11.1. Noncompetition	47
11.2. Non-Solicitation	48

Article 12 Indemnification	48

12.1. Indemnity by the Sellers	48
12.2. Indemnity by the Buyers	49
12.3. Time Limitations	50
12.4. Limitations of Indemnification	51
12.5. Claims	52
12.6. Method and Manner of Paying Claims	53
12.7. Straddle Claims	53
12.8. Insurance Proceeds	53
12.9. Scope of this Article 12	54

Article 13 Termination	54

13.1. Termination	54
13.2. Effect of Termination	57
13.3. Expense Reimbursement and Return of Funds	57

13.4. Extension Back-Stop	58

Article 14 General	59

14.1. Expenses	59
14.2. Notices	59
14.3. Entire Agreement; Amendment; Waiver	61
14.4. Governing Law	61
14.5. Sections and Section Headings	61
14.6. Assigns	61
14.7. Survival and Materiality of Representations and Warranties	61
14.8. Further Assurances	62
14.9. No Implied Rights or Remedies	62
14.10. Counterparts	62
14.11. Public Statements or Releases	62
14.12. Jurisdiction and Consent to Service of Process; Waiver of Jury Trial	62
14.13. Construction	63
14.14. Nature of Obligations	63

Article 15 Certain Definitions	63

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
1.1(a)	Acquired Assets – Equipment
1.1(b)	Acquired Assets – Contracts
1.1(c)	Acquired Assets – Real Property
1.1(d)	Acquired Assets – Personal Property Leases
1.1(e)	Acquired Assets – Acquired IP
1.1(g)	Acquired Assets – Permits
1.2	Excluded Assets
2.1	Assumed Liabilities
3.2	Accounting Policies
6.2	Corporate Authorizations
6.3	Non-Contravention
6.5	Litigation
6.6	Conformity to Law
6.7	Title to Acquired Assets
6.8	Health and Safety; Environmental Matters
6.11	Availability of Assets
6.13	Insurance
6.15	Suppliers and Customers
6.16(a)	Employee Benefit Plans
6.16(c)	Compliance with Terms and Law
6.16(d)	Certain Events and Arrangements
6.17(a)	Proposed Assumed Employees
6.17(b)	Compensation of and Contracts with Employees
6.19(b)	Actions Regarding Trademarks, Patents and Copyrights
6.19(d)	Non-Exclusive Intellectual Property
6.19(e)	Intellectual Property Royalties
6.19(f)	Intellectual Property Agreements
6.19(j)	Proceedings
6.19(k)	Interference, Infringement or Misappropriation
6.19(m)	Funding
6.19(o)	“actual knowledge”
6.21	Certain Changes
6.22	Financial Statements; Projections
6.23	Guarantees
6.24	Tax Matters
7.2	Authorizations
8.4	Form of Offering Circular
8.7	General Increases
9.1	Transferred Vacation Time
15	Knowledge

EXHIBITS
A	Form of Bill of Sale
B-1	Form of Assignment of Trademark (Seller)
B-2	Form of Assignment of Trademark (Seller Sub)
C-1	Form of Assignment of Patents (Seller)
C-2	Form of Assignment of Patents (Seller Sub)
D	Form of Assumption Agreement
E	Terms of Shared Services Agreement
F	Terms of Supply Agreement
G-1	Form of Closing Certificate of the Buyer
G-2	Form of Closing Certificate of the Buyer Sub
G-3	Form of Closing Certificate of Buyer Holdings
G-4	Form of Closing Certificate of the Seller
G-5	Form of Closing Certificate of the Seller Sub
H	Form of Opinion of the Sellers’ Counsel

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2003 (the “Execution Date”), is by and among TEPNEL LIFE SCIENCES PLC, a public limited company organized under the laws of England and Wales (the “Buyer”), TEPNEL NORTH AMERICA CORPORATION, a Delaware corporation and wholly owned subsidiary of the Buyer (“Buyer Holdings”), TEPNEL LIFECODES CORPORATION, a Delaware corporation and wholly owned subsidiary of Buyer Holdings (the “Buyer Sub” and, together with the Buyer and Buyer Holdings, the “Buyers”), ORCHID BIOSCIENCES, INC., a Delaware corporation (the “Seller”), and LIFECODES CORPORATION, a Delaware corporation wholly owned by the Seller (the “Seller Sub” and, together with the Seller, the “Sellers”).

RECITALS

The Buyer is engaged in providing biological testing, analysis and purification products and services.

The Buyers desire to purchase, and the Sellers desire to sell all of the assets related to the Diagnostics Business (as defined in Article 15) except as otherwise provided herein, for the consideration set forth below and the assumption of certain of the Sellers’ liabilities as set forth below.

The Buyer has formed the Buyer Sub to own and operate the Diagnostics Business after the Closing.

This Agreement contemplates a transaction in which (i) the Sellers sell certain specified assets relating to the Diagnostics Business to Buyer Sub, and (ii) the Buyer Sub assumes certain specified liabilities of the Sellers relating to the Diagnostics Business.

In connection with the negotiation and preparation of this Agreement, the Sellers and the Buyers have prepared a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the “Disclosure Schedule,” with any reference herein to a Schedule being to a schedule included in the Disclosure Schedule). Article 15 contains a list of definitions of certain capitalized terms used in this Agreement, together with a cross-reference to terms defined elsewhere in this Agreement.

Subsidiaries of the Seller organized under the laws of England and Wales (the “UK Seller Sub”) and under the laws of Belgium (the “EU Seller Sub”), the Buyer and a subsidiary of the Buyer organized under the laws of England and Wales (the “UK Buyer Sub”), are contemporaneously entering into that certain Business Purchase Agreement of even date herewith and that certain Share Purchase Agreement of even date herewith, respectively (the “UK Asset Purchase Agreement” and the “EU Stock Purchase Agreement,” respectively) in which (i) the UK Seller Sub agrees to sell certain assets and transfer certain liabilities relating to the UK Diagnostics Business to the UK Buyer Sub, and (ii) the UK Buyer Sub agrees to purchase all of the shares held by Seller Sub in EU Seller Sub.

In consideration of the mutual promises and agreements set forth herein, the Sellers and the Buyers hereby agree as follows:

Article 1

Purchase and Sale

1.1. Acquired Assets. Upon the terms and subject to the conditions of this Agreement (including the exclusions set forth in Section 1.2), on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer Sub, and the Buyer Sub shall purchase from the Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Sellers’ right, title and interest to the assets and properties of the Sellers of every kind and description (other than those being conveyed contemporaneously pursuant to the UK Asset Purchase Agreement, the EU Stock Purchase Agreement or that are Excluded Assets), wherever located, real, personal or mixed, tangible or intangible, currently used in connection with the Diagnostics Business (herein collectively called the “Acquired Assets”), including all right, title and interest of the Sellers in, to and under:

(a) all of the machinery, equipment, tools, spare parts, supplies, vehicles, furniture, materials and other personal property owned or leased (as specified in Schedule 1.1(a) hereto) by the Sellers or located in or fixed to the Real Property, including, without limitation, those items described on Schedule 1.1(a) hereto with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Seller’s obligations under Article 8 hereof (the “Equipment”).

(b) all contracts, agreements, understandings, commitments, leases, licenses, instruments, purchase orders (whether or not such purchase orders have been acknowledged by the counterparty and whether or not such purchase orders have been executed by the issuing entity), guaranties, bids, proposals, licenses, sublicenses, assignments and indemnities listed on Schedule 1.1(b) hereto, all unfilled orders relating to such contracts set forth on Schedule 1.1(b) outstanding as of the Closing Date for the purchase of raw materials, goods or services by the Sellers (a schedule of which shall be delivered by the Sellers to the Buyer on the Closing Date and, in draft form, at least five business days in advance thereof), and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by the Sellers (collectively, the “Contracts”)

(c) all of the real property, including real property leases and any deposits related thereto, listed on Schedule 1.1(c) and the properties therein described and the buildings, plants and other structures, fixtures, installations and improvements owned or leased by the Sellers and attached thereto or located thereon (collectively, the “Real Property”);

(d) all of personal property leases described on Schedule 1.1(d), including all deposits related thereto (the “Personal Property Leases”);

(e) all of the Intellectual Property and Intellectual Property Rights of the Sellers, including without limitation, the Intellectual Property and Intellectual Property Rights listed on Schedule 1.1(e), that are currently used by the Sellers to operate the Diagnostics Business (with all of the foregoing referred to as the “Acquired IP”);

(f) all of the assets reflected on the June 2003 Balance Sheet included in the Financial Statements, including, without limitation, accounts receivable reflected thereon (except for any accounts receivable that are Excluded Assets as described in Section 1.2 hereof), and except for cash and those assets disposed of or converted into cash after the balance sheet date and through the Closing Date in the ordinary course of business;

(g) all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental authority listed on Schedule 1.1(g) (the “Permits”);

(h) all inventory relating to the Diagnostics Business and reflected on the June 2003 Balance Sheet, as such June 2003 Balance Sheet is updated by the Sellers as of the Closing Date;

(i) all prepaid expenses relating to the Diagnostics Business and reflected on the June 2003 Balance Sheet, as such June 2003 Balance Sheet is updated by the Sellers as of the Closing Date;

(j) copies of all documents and records relating exclusively to the Acquired Assets, including originals of the Assumed Contracts;

(k) all of the Sellers’ rights, claims or causes of action against third parties (to the extent such claims or causes of action relate to the Diagnostics Business) other than with respect to any rights, claims or causes of action related to the DKMS Agreements;

(l) all sales tax rebates available to the Sellers through the Diagnostics Business; and

(m) all of the Sellers’ rights to indemnification and payment of expenses relating to the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets.

1.2. Excluded Assets. Notwithstanding the foregoing, the Sellers are not selling, and the Buyer Sub is not purchasing pursuant to this Agreement, any other assets of the Sellers, including, without limitation, any and all portions of accounts receivable, settlement payments or other remedies attributable to the Seller’s dispute with DKMS under that certain Supply Agreement dated as of November 15, 2001 by and between Seller Sub and DKMS (the “DKMS Supply Agreement”) and that certain Share Sale and Purchase Agreement dated as of November 15, 2001 between Molecular Medical Diagnostics GmbH and DKMS (the “DKMS Share Purchase Agreement,” and together with the DKMS Supply Agreement, the “DKMS Agreements”) and certain equipment located at the facilities of the Seller Sub in Stamford, Connecticut, which equipment and certain of the foregoing assets are identified on Schedule 1.2, and the term “Acquired Assets” shall not include any such assets of the Sellers (such excluded assets, the “Excluded Assets”), including, without limitation, the rights of the Sellers under this Agreement and the Acquisition Agreements.

Article 2

Assumption of Certain Obligations

2.1. Assumed Liabilities. Subject to the obligations of the Sellers to indemnify the Buyers with respect to certain obligations and liabilities of the Sellers pursuant to this Agreement, at the Closing effective upon consummation of the Closing, the Buyer Sub hereby assumes, and agrees to pay, perform, fulfill and discharge all obligations and liabilities to the extent, and only to the extent, such obligations and liabilities accrue after the Closing and relate to (i) the performance of the Assumed Contracts after the Closing, and (ii) the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets after the Closing, and/or (iii) liabilities for sales taxes not to exceed One Hundred Seventy Thousand Dollars ($170,000) potentially owing to the Department of Revenue Services of the State of Connecticut with respect to the sales of diagnostics kits by the Sellers in connection with its operation of the Diagnostics Business, except that Buyer Sub shall assume all accounts payable and liabilities of the Sellers under the Contracts existing as of the Closing Date and set forth on Schedule 2.1 hereto, including amounts payable by Sellers to F. Hoffmann La Roche Ltd. (“Roche”) under that certain License Agreement, by and between the Seller and Roche, dated as of April 1, 1997, regardless of whether Roche consents to the assignment thereof; provided that the Sellers have used commercially reasonable efforts to obtain Roche’s consent (the “Roche Consent”) to assign such license agreement (collectively, the “Assumed Liabilities”).

2.2. Excluded Liabilities. The Buyers shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Sellers of any nature, fixed or contingent or known or unknown, whatsoever other than the Assumed Liabilities, including, without limitation, any liabilities arising out of the DKMS Agreements, or any dispute relating thereto (with all such unassumed liabilities and obligations referred to in this Agreement as the “Excluded Liabilities”).

Article 3

Purchase Price

3.1. Purchase Price to be Paid at Closing. In consideration of (i) the transfer, sale and assignment of the Acquired Assets and the assignment of the Assumed Liabilities by the Sellers, (ii) the transfer, sale and assignment of certain assets and the transfer certain liabilities relating to the UK Diagnostics Business to the UK Buyer Sub pursuant to the UK Asset Purchase Agreement, and (iii) the sale to the UK Buyer Sub of all of the shares held by Seller Sub in EU Seller Sub, the Buyers shall pay to the Sellers an aggregate amount of Four Million Two Hundred Ninety-Nine Thousand Nine Hundred Ninety-Eight Dollars ($4,299,998) (the “Purchase Price”), payable in the following manner:

(a) One Million Dollars ($1,000,000) of the Purchase Price (the “First Deposit”) has been deposited into escrow by the Buyer pursuant to the terms of that certain letter agreement, dated September 3, 2003, by and between the Buyer and the Seller and that certain Escrow Agreement, dated September 8, 2003, by and among the Buyer, the Seller and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., as escrow agent (the “Escrow Agreement”), which First Deposit shall be released from escrow to the Seller on the Execution Date;

(b) One Million Dollars ($1,000,000) of the Purchase Price (the “Second Deposit”) shall be deposited into escrow on the Execution Date, which Second Deposit shall be released from escrow to the Seller upon the earlier of (i) the Closing, and (ii) December 10, 2003; provided that, (x) if this Agreement is terminated on or prior to December 10, 2003, then the Second Deposit shall be released in accordance with Section 13.3 of this Agreement, (y) in the event of an extension of the date on which the parties can terminate this Agreement pursuant to Section 13.1(a), as such extension is contemplated in clause (i) of the proviso contained therein, the dates set forth in this Section 3.1(b) shall be extended for a period of ten (10) business days, and (z) such date shall be extended, or further extended, as the case may be, to the next business day following the expiration of any cure period invoked under Sections 5.2, 5.3, 12.1(a), 12.2(a), 13.1(e), 13.1(h) and/or 13.1(i), but in no event shall such date be extended beyond December 24, 2003; and

(c) The remainder of the Purchase Price shall be paid to the Sellers at the Closing by wire transfer in immediately available funds to an account designated in writing by the Seller at least two business days in advance of the Closing.

3.2. Purchase Price Adjustment.

(a) As soon as possible following the Closing Date (and, in any event, within thirty (30) days thereof), the Seller shall deliver to the Buyer a balance sheet of the Diagnostics Business, the EU Diagnostics Business and the UK Diagnostics Business, dated as of the Closing Date (the “Closing Divisional Balance Sheet”), that is prepared (x) from, and in accordance with, the books and records of the Sellers using the same accounting policies, principles, practices, evaluation rules and procedures, methods and bases (including the accounting policies set forth in Schedules 3.2 and 6.22 hereto) on which the June 2003 Balance Sheet was prepared, and (y) subject to Section 3.2(a)(x), in accordance with generally accepted accounting principles used in the United States, except that such balance sheet shall represent the best reasonable efforts of the Sellers to prepare such balance sheet reflecting the Diagnostics Business, the UK Diagnostics Business and the EU Diagnostics Business on a stand alone basis as of the Closing Date (clauses (x) and (y) above are herein referred to as the “Adjustment Standards”). For the avoidance of doubt, none of the Excluded Assets except for the Assets (as defined in the UK Asset Purchase Agreement) and except for the assets of the EU Seller Sub, and none of the Excluded Liabilities except for the Transferred Liabilities (as defined in the UK Asset Purchase Agreement) and except for the liabilities of the EU Seller Sub, are to be included in the Closing Divisional Balance Sheet; similarly all Assumed Liabilities, Transferred Liabilities (as defined in the UK Asset Purchase Agreement) and liabilities of the EU Seller Sub are to be reflected in the Closing Divisional Balance Sheet. Together with the Closing Divisional Balance Sheet, the Seller shall provide the Buyer with (i) such supporting documentation as shall be necessary (or as the Buyer shall reasonably request) to provide the Buyer with a clear understanding of the underlying data from which such balance sheet was prepared (including without limitation (A) a list of fixed assets setting forth a description, cost, date of acquisition, depreciation rate, accumulated depreciation and net book value for each item listed thereon and (B) a detailed list of inventory setting forth a description, value and age for each item listed thereon) and (ii) the Seller’s calculation of the Closing Net Book Value, along with a written explanation of the adjustments that were made in determining such amount.

(b) If, within ten (10) business days following its receipt of the Closing Divisional Balance Sheet, the Buyer does not deliver to the Seller written notice that the Buyer disputes the Seller’s calculation of the Closing Net Book Value, such calculation shall be deemed final and uncontested for all purposes under this Agreement. If, within such ten (10) business day period, the Buyer delivers to the Seller written notice that the Buyer disputes such Closing Net Book Value calculation, which notice shall include the Buyer’s calculation of the Closing Net Book Value in accordance with the Adjustment Standards, along with a written explanation of the adjustments that were made in determining such amount and such supporting documentation as shall be necessary (or as the Seller shall reasonably request) to provide the Sellers with a clear understanding of the Buyer’s adjustment (the difference between the values calculated by the Buyer and the Seller being referred to herein as the “Unresolved Amount”), the Buyer and the Seller shall use their best reasonable efforts to resolve such dispute as promptly as possible.

(c) If such dispute is not resolved to the satisfaction of the Buyer and the Seller within ten (10) business days following the delivery of notice of the dispute, the dispute shall be referred promptly to Neutral Auditors. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by the Seller and the Buyer, or representatives thereof, and not by independent review, only the Closing Net Book Value in accordance with the Adjustment Standards. The Neutral Auditors’ determination of the Closing Net Book Value, which shall be within the range of values calculated by the Buyer and the Seller, shall be made within fifteen (15) days of the submission of the dispute to the Neutral Auditors, shall be set forth in a written statement delivered to the Seller and the Buyer and shall be deemed to be mutually agreed upon by the Buyer and the Seller for all purposes of this Agreement.

Each party hereto agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by the Seller and the Buyer in proportion to the allocation of the dollar amount of the Unresolved Amount, in the aggregate, between the Sellers, on the one hand, and the Buyers, on the other hand, made by the Neutral Auditors such that the party with whom the Neutral Auditors agree more closely pays a lesser proportion of the fees and expenses. For example, if the Neutral Auditors determine that they agree more closely with Seller’s Closing Net Book Value calculation and further determine that two-thirds of the Unresolved Amount should be allocated in favor of the Seller as an increase in the Purchase Price, then Seller shall only be responsible for one-third of the fees and expenses of the Neutral Auditors hereunder.

(d) During the Buyer’s review of the Closing Divisional Balance Sheet and the Seller’s calculation of Closing Net Book Value and throughout the period of any dispute within the contemplation of this Section 3.2, the Seller shall, and shall cause its auditor and such other agents and consultants of the Seller as may be reasonably requested to, (i) provide the Buyer and its authorized representatives with reasonable access to the books, records, facilities and employees of the Seller upon reasonable notice and during normal business hours, and (ii) cooperate fully with the Buyer and its authorized representatives, including providing the Buyer and its authorized representatives, on a timely basis, all information within the control of the Seller or its agents or consultants which is necessary for the Buyer in reviewing the Closing Divisional Balance Sheet and calculating the Closing Net Book Value.

(e) If the Closing Net Book Value, as determined in accordance with this Section 3.2, exceeds the Projected Net Asset Value, then the Purchase Price shall be adjusted upward by one dollar for each dollar by which the Closing Net Book Value exceeds the Projected Net Asset Value and the Buyer shall pay to the Seller the amount of such upward adjustment within five (5) days following the final determination thereof in accordance with this Section 3.2. If such Closing Net Book Value at the Closing is less than the Projected Net Asset Value, then the Purchase Price shall be adjusted downward by one dollar for each dollar by which the Closing Net Book Value is less than the Projected Net Asset Value and the Seller shall pay to the Buyer the amount of such downward adjustment within five (5) days following the final determination thereof in accordance with this Section 3.2.

(f) For the avoidance of doubt, there shall be no adjustment to the Purchase Price pursuant to this Section 3.2 for any inconsistency in the application of the accounting policies and principles, as set forth in Sections 3.2 and 6.22 and Schedules 3.2 and 6.22 hereto, to each of the June 2003 Balance Sheet and the Closing Divisional Balance Sheet and, provided further, that no adjustment to Closing Net Book Value shall be made in respect of any fixed assets, except in the event that a fixed asset shown in the June 2003 Balance Sheet is not physically present at Sellers’ facilities in Stamford, Connecticut, Abingdon UK or Belgium and not otherwise in the possession of Sellers’ sales personnel or other personnel in their respective home offices or otherwise located at customer or research and development partner sites under terms of consignment (including without limitation, instruments purchased by the Sellers from Luminex).

3.3. Allocation. Within sixty (60) days following the Closing Date, the Buyers shall deliver to the Sellers a schedule (the “Purchase Price Allocation”) allocating the Purchase Price plus the amount of the Assumed Liabilities among the Acquired Assets. If the Sellers dispute any aspect of the Purchase Price Allocation, the Sellers shall notify the Buyers of such dispute in writing, within ten (10) days after delivery of the Purchase Price Allocation. Upon such notice, the Buyers shall, within ten (10) days, deliver a revised Purchase Price Allocation, which shall reasonably address any issues raised in the Sellers’ notice. The Sellers and the Buyers shall allocate the Purchase Price and the amount of the Assumed Liabilities among the Acquired Assets in a manner consistent with the Purchase Price Allocation for all applicable Tax and accounting purposes.

Article 4

Closing

4.1. Effective Closing. Subject to Section 4.2, the closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the “Effective Closing”) shall be held at such date as the parties shall mutually agree, but not later than two business days following the satisfaction or waiver of all of the conditions set forth in Article 5 (except for the conditions set forth in each of (i) Section 5.2(a) (but only as it pertains to the delivery of the remainder of the Purchase Price), and (ii) Section 5.3(g), which conditions shall be satisfied at or prior to the Closing), at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts; provided, however, that no agreements, documents, instruments or certificates (including without limitation any Permits) shall be deemed to have been delivered until such agreements, documents, instruments or certificates (including without limitation any Permits), as the case may be, are released at the Closing pursuant to Section 4.2. The date of the Effective Closing shall be referred to herein as the “Effective Closing Date.” On the Effective Closing Date, each of the parties hereto shall execute and deliver undated into escrow with such party’s counsel all agreements, documents, instruments and certificates otherwise required by the terms of this Agreement to be delivered at Closing.

4.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date on which the remainder of the Purchase Price is paid to the Seller pursuant to Section 3.1(c), but not later than three business days following the satisfaction of the condition set forth in Section 5.3(g). Upon such payment of the remainder of the Purchase Price, and without need of further action by any of the parties, the Closing shall be deemed to have occurred and all agreements, documents, instruments and certificates delivered to counsel to the parties at the Effective Closing pursuant to Section 4.1 shall be released (each such agreement, document, instrument and certificate to be dated as of the Closing Date). The date on which the Closing is deemed to have occurred hereunder is sometimes referred to herein as the “Closing Date”. The Closing will be deemed to be effective for purposes of this Agreement as of 12:01 a.m. E.S.T on the Closing Date (the “Effective Time”).

4.3. Transactions at Closing. At the Closing:

(a) The Sellers shall duly execute and deliver to the Buyer Sub or its nominee or nominees such deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer or the Buyer Sub may reasonably request and as may be necessary to vest in the Buyer Sub or its nominee(s) good record (as applicable) and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 6.7) except for Permitted Encumbrances (as defined in Section 6.7); these transfer instruments will include one or more Bills of Sale substantially in the form of Exhibit A hereto (the “Bill of Sale”).

(b) In order to transfer to the Buyer Sub the registered and unregistered trademarks of the Seller listed in Schedule 1.1(e), the Sellers and the Buyer Sub will enter into the Trademark Assignments substantially in the forms of Exhibits B-1 and B-2 hereto (the “Trademark Assignments”); in order to transfer to the Buyer Sub the Patents, the Sellers and the Buyer Sub will enter into Patent Assignments substantially in the forms of Exhibits C-1 and C-2 hereto (the “Patent Assignments”).

(c) The Buyer Sub shall duly execute and deliver to the Sellers such instruments of assumption with respect to the Assumed Liabilities as the Sellers may reasonably request, including, without limitation, an assignment and assumption of lease with respect to the premises located at 550 West Avenue, Stamford, Connecticut, in a form reasonably acceptable to the Seller Sub, and an Assumption Agreement substantially in the form of Exhibit D hereto (the “Assumption Agreement”).

(d) The Sellers and the Buyers shall deliver to each other officers’ certificates substantially in the form of Exhibits G-1 to G-5 hereto, respectively (each such certificate, a “Closing Certificate”).

(e) The Sellers will deliver an opinion of counsel substantially in the form of Exhibit H hereto.

(f) The Buyer or the Buyer Sub will deliver the Purchase Price as provided in Section 3.1.

(g) The Sellers will deliver to the Buyers the schedule of unfilled orders required pursuant to Section 1.1(b).

(h) The Sellers will deliver a properly executed certificate of non-foreign status, dated as of the Closing Date, in a form reasonably acceptable to the Buyers and conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(i) The Sellers will deliver such Tax clearance, good standing, lien waiver and similar certificates, as the Buyers may reasonably request.

Article 5

Conditions Precedent to Obligations to Close

5.1. Conditions Precedent to the Obligations of the Parties to Close. The obligations of the Buyers and the Sellers to consummate the Closing shall be subject to the satisfaction, or waiver in each case by mutual consent of the parties, at or before the Effective Time, of the following condition:

(a) Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the transactions contemplated by this Agreement and the Acquisition Agreements illegal or otherwise prohibiting consummation of such transactions and no petition or request for any such injunction or other order shall be pending.

5.2. Conditions Precedent to the Obligations of the Sellers to Close.

The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction, or waiver by the Sellers (in each of their sole discretion), at or before the Effective Time, of each of the following conditions:

(a) Execution and Delivery. The Buyers shall have executed and delivered (or, with respect to documents not executed by any of the Buyers, delivered) to the Sellers each document and instrument required from the Buyers at Closing pursuant to Section 4.3 and delivered to the Sellers the Purchase Price, subject to the provisions of Section 3.1.

(b) Representations and Warranties. Each of the representations and warranties made by the Buyers in or pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing.

(c) Compliance with Agreement. The Buyers shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing, including, without limitation, the execution and delivery of all documents to be executed and delivered by any of them in connection with this Agreement or the transactions contemplated hereby.

(d) Closing Certificate. The Buyers shall have executed and delivered to the Sellers, at and as of the Closing, certificates in the form attached hereto as Exhibit G-1 (in the case of the Buyer), G-2 (in the case of Buyer Holdings) and G-3 (in the case of the Buyer Sub), and, in each case, in substance reasonably satisfactory to the Seller, certifying that the conditions referred to in Sections 5.2(b) and (c) have been satisfied.

Notwithstanding anything to the contrary in this Section 5.2, in the event that the Sellers determine not to consummate the Closing due to the failure of the Buyers to satisfy any of the conditions described in this Section 5.2, the Sellers shall provide written notice of such determination. In addition, subject to Section 13.4, the Sellers shall grant to the Buyers a period of not less than ten (10) business days in order to satisfy such condition; provided that such condition is, by its nature, reasonably capable of satisfaction within such period.

5.3. Conditions Precedent to the Obligations of the Buyers to Close. The obligations of the Buyers to consummate the Closing shall be subject to the satisfaction, or waiver by the Buyers (in each of their sole discretion), at or before the Effective Time, of each of the following conditions:

(a) Execution and Delivery. The Sellers shall have executed and delivered (or, with respect to documents not executed by either of the Sellers, delivered) to the Buyers each document and instrument required from the Sellers at Closing pursuant to Section 4.3.

(b) Representations and Warranties. Each of the representations and warranties made by the Sellers in or pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing.

(c) Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing, including, without limitation, the execution and delivery of all documents to be executed and delivered by any of them in connection with this Agreement or the transactions contemplated hereby.

(d) Third-Party Consents. The Sellers shall have (i) obtained all third-party (including Government Authority) consents, approvals and authorizations, made all registrations, qualifications and filings, and delivered all notices required as set forth on Schedule 6.3, other than with respect to the Roche Consent, and (ii) provided the Buyers with written evidence of each of the foregoing to the satisfaction of the Buyers.

(e) Permits. The Buyers shall have obtained the Permits listed on Schedule 1.1(g) (except where the Buyers are required to apply separately for a comparable permit) and such Permits shall be in full force and effect.

(f) Closing Certificate. The Sellers shall have executed and delivered to the Buyers, at and as of the Closing, certificates in the form attached hereto as Exhibit G-4 (in the case of the Seller) and G-5 (in the case of the Seller Sub) and, in each case, in substance reasonably satisfactory to the Buyer, certifying that the conditions referred to in Sections 5.3(b) through (e) have been satisfied.

(g) AIM Admission. The admission of the Placing Shares to trading on AIM in accordance with Rule 6 of the AIM Rules (the “AIM Admission”) shall have become effective.

(h) Shareholder Approval. The Buyer shall have obtained the required vote of its shareholders necessary to approve the Placing.

Notwithstanding anything to the contrary in this Section 5.3, in the event that the Buyers determine not to consummate the Closing due to the failure of the Sellers to satisfy any of the conditions described in this Section 5.3, the Buyers shall provide written notice of such determination. In addition, subject to Section 13.4, the Buyers shall grant to the Sellers a period of not less than ten (10) business days in order to satisfy such condition; provided that such condition is, by its nature, reasonably capable of satisfaction within such period.

Article 6

Representations and Warranties of the Sellers

Each of the Sellers jointly and severally represents and warrants to each of the Buyers as follows:

6.1. Organization; Authority. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into and deliver this Agreement and each of the Acquisition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of the Sellers is qualified as a foreign corporation in each jurisdiction in which its assets or business operations require such qualification, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

6.2. Authorizations; Binding Effect. Except for the authorizations and approvals set forth on Schedule 6.2, each of the Sellers has obtained all necessary corporate authorizations and approvals, including, without limitation, approvals from its board of directors, required for the execution and delivery of this Agreement and the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes, and each of the Acquisition Agreements to which either of the Sellers is a party when executed and delivered by such Seller will constitute, the legal, valid and binding obligations of the Sellers to the extent each is a party thereto, enforceable against each in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws or by the enforcement of creditor rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

6.3. Non-Contravention; Approvals. Except as set forth on Schedule 6.3, neither the execution and delivery of this Agreement and the Acquisition Agreements to which it is a party by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby and thereby will (a) breach the Certificate of Incorporation or By-laws of either of the Sellers, (b) breach any of the Assumed Contracts, (c) breach any agreement or commitment to which either of the Sellers is a party or by which either of the Sellers or any of its properties (including, without limitation, any of the Acquired Assets) is bound or to which either of the Sellers or any of its properties is subject to the extent any such breach materially affects either of the Sellers’ ability to consummate the transactions hereunder or thereunder, or (d) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon, any of the Acquired Assets pursuant to any statute, regulation, rule, judgment, order, decree or injunction of any government, governmental agency or court or other tribunal to which either of the Sellers (with respect to the Diagnostics Business) or any of the Acquired Assets is subject except for any such violation, conflict, default or Encumbrance that individually or in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 6.3, no consent, approval or authorization of, or registration, qualification or filing by either of the Sellers with, or delivery of notice to, any third party is required for the execution and delivery of this Agreement and the Acquisition Agreements by either of the Sellers or for the consummation by the Sellers of the transactions contemplated hereby and thereby.

6.4. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 1.1(g), and except for (a) certain certifications, permits, notifications, filings or recordings of appropriate documents to be made by the Buyers independently of Sellers’ Permits normally required in connection with conveyance of title to real or personal property and (b) Environmental Matters which are addressed in Section 6.8, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement and the Acquisition Agreements by the Sellers or for the consummation by the Sellers of the transactions contemplated hereby and thereby. The Sellers have and maintain, and Schedule 1.1(g) lists, all Permits which are currently used by the Sellers, and to the Sellers’ Knowledge, which are necessary to entitle the Sellers, to operate the Diagnostics Business and to own, lease or operate and use the other Acquired Assets.

6.5. Litigation, Etc. Except as set forth on Schedule 6.5 and except for Environmental Matters which are addressed in Section 6.8, no action, suit, proceeding or investigation is pending or, to the Sellers’ Knowledge, threatened against either of the Sellers, any of its Affiliates or any of its directors or officers which would reasonably be expected to affect the operation by the Sellers of the Diagnostics Business, the ownership or operation by the Sellers of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby or thereby, except for any actions, suits, proceedings or investigations that individually or in the aggregate would not have a Material Adverse Effect. The Sellers have not received notice of, nor do the Sellers have Knowledge of any threat of, any injunction or any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Acquisition Agreements.

6.6. Conformity to Law. Except as set forth on Schedule 6.6, the Sellers are in compliance in all material respects with, all laws, statutes, governmental regulations, licenses, permits and other authorizations from governmental authorities and all judicial or administrative or tribunal orders, judgments, writs, injunctions or decrees applicable to the operation by the Sellers of the Diagnostics Business or the ownership or operation by the Sellers of the Acquired Assets (except for those matters addressed by the representations and warranties in Sections 6.8 and 6.18, which are not intended to be the subject of this Section 6.6) other than such laws, statutes, governmental regulations, licenses, permits and other authorizations from governmental authorities and all judicial or administrative or tribunal orders, judgments, writs, injunctions or decrees applicable to the operation by the Sellers of the Diagnostics Business, the lack of compliance with which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.5 or Schedule 6.6 hereto, and except for Environmental Matters which are addressed in Section 6.8, neither of the Sellers has committed or been charged with, nor, to the Seller’s Knowledge, has either of the Sellers been under investigation with respect to, nor, to the Sellers’ Knowledge, does there exist, any violation of any provision of any national, state or local law or administrative regulation in respect of the operation by the Sellers of the Diagnostics Business or the ownership or operation by the Sellers of the Acquired Assets owned respectively by it, except for any violation that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.7. Title to Acquired Assets. Except (a) for mortgages and other liens described on Schedule 6.7 hereto which will be discharged at or prior to the Closing, (b) restrictions on transfer referred to in Section 6.3 or 6.4, and (c) for Permitted Encumbrances (as defined below), the Sellers are the lawful owners of, have good and valid record (as applicable) and marketable title to, and have the full right to sell, convey, transfer, assign and deliver the Acquired Assets as contemplated by this Agreement and all of the Acquired Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”) other than any Encumbrances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as expressly provided in this Agreement, at and as of the Closing, the Sellers will convey the Acquired Assets to the Buyer Sub by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in the Buyer Sub, and the Buyer Sub will receive, good and valid record (as applicable) and marketable title to, all of the Acquired Assets, free and clear of all Encumbrances, except for Encumbrances that (i) arise out of Taxes not in default and payable without penalty or interest, or (ii) represent the rights of customers, suppliers and subcontractors in the ordinary course of business under contracts or under general principles of commercial law and that will not individually and in the aggregate have a Material Adverse Effect (collectively, “Permitted Encumbrances”).

6.8. Health and Safety; Environmental Matters.

(a) Except as set forth on Schedule 6.8 hereto:

(i) Neither of the Sellers is in violation or alleged (based on written notification received by any of the Sellers) to be in violation of any judgment, decree, order, law, license, rule or regulation pertaining to health and safety and environmental matters associated with or arising at any leased property or facility included within the Acquired Assets or arising from operation of by either of the Sellers of the Diagnostics Business, including, without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Atomic Energy Act of 1954, the Toxic Substances Control Act, or any other federal, state or local statute, regulation, ordinance, order or decree relating to health and safety or the environment (hereinafter “Environmental Laws”) which violation could reasonably be expected to have a Material Adverse Effect;

(ii) The Sellers have not received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (A) that any of the Sellers has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) associated with or arising at any leased property or facility included within the Acquired Assets; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by

42 U.S.C. §9601(33) or any toxic, radioactive or hazardous substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos, ureaformaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws (“Hazardous Substances”) which any of the Sellers has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Sellers conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of the Sellers is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances at or from any leased property or facility included within the Acquired Assets;

(iii) (A) no portion of any real property presently owned, leased or operated by any of the Sellers and included within the Acquired Assets has been used by any of the Sellers for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in compliance in all material respects with applicable Environmental Laws; and, to the actual knowledge of the Persons set forth on Schedule 15 hereto, without independent investigation, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by any of the Sellers at any real property presently owned, leased or operated by any of the Sellers and included within the Acquired Assets, no Hazardous Substances have been generated or are being used on such properties except in compliance in all material respects with applicable Environmental Laws; (C) to the actual knowledge of the Persons set forth on Schedule 15 hereto, without independent investigation, none of the real properties presently owned, leased or operated by any of the Sellers and included in the Acquired Assets contains friable asbestos, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls, or any other Hazardous Substance, except for Hazardous Substances which are present on any such property in the ordinary course of business and in compliance in all material respects with applicable Environmental Laws; (D) none of the Sellers has released (including any past or present release, spill, leak, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) any Hazardous Substances on, upon, into or from any real property presently owned, leased or operated by any of the Sellers that is included within the Acquired Assets except in compliance in all material respects with applicable Environmental Laws; and (E) to the actual knowledge of the Persons set forth on Schedule 15 hereto, without independent investigation, any Hazardous Substances that have been generated on any real property presently owned, leased or operated by any of the Sellers and included within the Acquired Assets have been transported offsite only by carriers having identification numbers issued by the applicable government authority and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws;

(iv) none of the properties or facilities presently owned, leased or operated by Seller are subject to the Connecticut Transfer Act (Conn. Gen. Stat. 22a-134 et seq.) or other environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby; and

(v) the Sellers have obtained all material Permits required by Environmental Laws in connection with the Sellers’ operation of the Diagnostics Business and to own, lease or operate and use the other Acquired Assets. Except as disclosed on Schedule 6.8 hereto, Sellers are in material compliance with all conditions and requirements imposed by such Permits. The Persons set forth on Schedule 15 hereto have no actual knowledge, without independent investigation, that any Governmental Authority intends to cancel, suspend, revoke, modify, or terminate any of such Permits or that valid grounds for such actions exist.

(b) There are no material reports and site assessments in the possession of the Sellers which contain any information with respect to environmental liabilities associated with the Diagnostics Business or any real property presently or formerly owned, leased or operated by any of the Sellers that is included within the Acquired Assets and relating to compliance with Environmental Laws or the environmental condition of such properties.

(c) None of the facilities or properties operated by any of the Sellers and included within the Acquired Assets, nor the activities carried on therein or thereon, are in violation of any federal, state or local health or safety law or regulation, including, without limitation, OSHA other than those violations which, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

6.9. Equipment. All the items included as part of the Equipment are used or usable in the ordinary course of operation of the Diagnostics Business as currently conducted; and substantially all of such items are in good working condition, reasonable wear and tear excepted. All personal property leased by the Sellers under the Personal Property Leases are or may be utilized by the Sellers in connection with its operation of the Diagnostics Business as currently conducted and are in good condition and repair, reasonable wear and tear excepted, for their present use in such activities.

6.10. Inventory. The inventory and supplies of the Sellers are adequate for the present needs of the Diagnostics Business, and are in usable and salable condition in the ordinary course of business.

6.11. Availability of Assets. Except as set forth on Schedule 6.11, the Acquired Assets constitute all the assets (including all books, records, computers and computer programs and data processing systems) used by the Sellers and, to the Sellers’ Knowledge, used by Persons other than the Sellers, in whole or in part, in the Diagnostics Business and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended. Schedule 6.11 sets forth a description of all material services provided by any of the Sellers or any Affiliate thereof with respect to the operation by the Sellers of the Diagnostics Business or the ownership or operation by the Sellers of the Acquired Assets utilizing the Excluded Assets.

6.12. Accounts Receivable. All accounts and notes receivable reflected on the Sellers’ June 2003 Balance Sheet provided to the Buyers, and all accounts and notes receivable disclosed to the Buyers arising subsequent to the date of the Sellers’ most recent audited balance sheet(s) provided to the Buyers, have arisen in the ordinary course of business, represent valid obligations owing to the Sellers and have been collected or, to the Knowledge of the Sellers, are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of consistently recorded reserves for uncollected accounts, allowances for doubtful accounts and credits issued for sales returns.

6.13. Insurance. Attached as Schedule 6.13 is a true and complete list of all material policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Sellers relating to the Diagnostics Business as of the Execution Date. The Sellers are not in default with respect to any provision contained in such policy or binder nor have the Sellers failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Sellers have received no notice of cancellation or non-renewal of any such policy or binder.

6.14. Contracts. Schedule 1.1(b) sets forth a complete and accurate list of every material agreement or understanding of any kind, written or oral, which relates to (a) the operation by the Sellers of the Diagnostics Business or (b) the ownership or operation by the Sellers of the Acquired Assets to which either of the Sellers are a party and by which either the Seller or the Seller Sub or any of the Acquired Assets is bound or subject, including, without limitation:

(a) all contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest relating to the Diagnostics Business (including, without limitation, any rights of the Sellers, at law or equity, to enforce any agreement not to compete);

(b) all agreements with any labor union or association representing any employee of the Diagnostics Business;

(c) all contracts and other agreements for the provision of services by the Seller to the Diagnostics Business;

(d) all bonds or other security agreements provided by any party in connection with the Diagnostics Business (except that the Comerica Agreements are not set forth on Schedule 1.1(b));

(e) all contracts and other agreements for the sale of any Acquired Assets or Real Property of the Seller or for the grant to any person of any preferential rights to purchase any of such Acquired Assets or Real Property;

(f) all joint venture agreements relating to the Acquired Assets or the Diagnostics Business;

(g) all contracts or other agreements with regard to indebtedness (actual or contingent) related to the Diagnostics Business; or

(h) all other contracts or other agreements whether or not made in the ordinary course of business related to the Diagnostics Business.

The Sellers have delivered or made available to the Buyers true, correct and complete copies of all Contracts, together with all modifications and supplements thereto. To the Knowledge of the Sellers, each of the Contracts listed on Schedule 1.1(b) is in full force and effect and is legally enforceable by or against each of the Sellers that is a party thereto in accordance with its terms; except as set forth in Schedule 1.1(b), neither of the Sellers is in breach of any of the provisions of any such Contract, nor, to the Knowledge of the Sellers, is any other party to any such Contract in default thereunder, nor, to the Knowledge of the Sellers, does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Except as set forth in Schedule 6.19(e), each of the Sellers has performed all obligations required to be performed by it to date under each such Contract except for such obligations that individually or in the aggregate would not have a Material Adverse Effect. Subject to obtaining any necessary consents by the other party or parties to any such Contract (which required consents are set forth on Schedule 6.3), no such Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of either of the Sellers thereunder or give additional rights to any other party thereto, or that would otherwise cause such Contract to terminate or lapse by reason of, the transactions contemplated by this Agreement.

6.15. Suppliers and Customers. Schedule 6.15 hereto sets forth a true, correct and complete list of the names of all the suppliers and customers of the Seller which separately accounted for more than 5% of the total purchases of supplies in the Diagnostics Business and of the total sales of the Diagnostics Business (“Significant Suppliers” and “Significant Customers”). No Significant Supplier or Significant Customer has canceled or otherwise terminated, or, to the Knowledge of the Sellers, threatened to materially alter, cancel or otherwise to terminate, its relationship with the Sellers, or has during the last twelve (12) months decreased materially, or, to the Sellers’ Knowledge, threatened to decrease or limit materially, its services, supplies or materials for use by the Sellers or its usage or purchase of the services or products of the Sellers except for normal cyclical changes related to such Significant Customers’ businesses. Except as set forth in Schedule 6.15, none of the Sellers has any Knowledge that any such Significant Supplier or Significant Customer intends to cancel or otherwise substantially modify its relationship with any of the Sellers or to decrease materially or limit its services, supplies or materials to any of the Sellers, or its usage or purchase of any of the services or products of any of the Sellers.

6.16. Employee Benefit Plans.

(a) Identification of Plans. Schedule 6.16(a) lists each employee benefit plan or arrangement (including any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral) maintained or contributed to by Seller for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Sellers (each a “Seller Employee Benefit Plan” or “Plan”).

(b) Delivery of Documents. The Sellers have heretofore delivered or made available to the Buyers true, correct and complete copies of each Seller Employee Benefit Plan or a description thereof.

(c) Compliance with Terms and Law. Except as set forth on Schedule 6.16(c), each Seller Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code and applicable to such Plan. Each Seller Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred as to each which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Absence of Certain Events and Arrangements. Except as set forth on Schedule 6.16(d),

(i) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Sellers or any affiliate thereof (other than insurance premiums satisfied in due course);

(ii) neither of the Sellers has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Seller Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Seller Employee Benefit Plan;

(iii) no Seller Employee Benefit Plan sponsored, maintained or contributed to by Seller or any affiliate: (A) provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA, (B) is subject to the requirements of Title IV of ERISA or Section 412 of the Code, or (C) is a multi-employer plan, and neither Seller nor any of its affiliates has any outstanding liability to or in respect of or obligation under any such Seller Employee Benefit Plan.

(e) Funding of Certain Plans. With respect to each Seller Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Sellers under the terms of each such Plan or applicable law as applied through the Closing Date.

(f) Definitions. For purposes of this Section 6.16, “multi-employer plan”, and “party in interest”, have the same meaning assigned such terms under Section 3 of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with either of the Sellers.

6.17. Compensation of and Contracts with Employees.

(a) Schedule 6.17(a) hereto sets forth a complete and accurate list of the Proposed Assumed Employees (as defined in Section 9.1) and the date of hire for each such employee. Except as otherwise indicated on Schedule 6.17(a) hereto, the Proposed Assumed Employees comprise all of the full-time and part-time employees of either of the Sellers who provide, as of the Execution Date, services in connection with the operation of the Diagnostics Business. The Sellers have previously delivered to the Buyers a complete and accurate schedule showing the total salary and bonus paid to each Proposed Assumed Employee for the fiscal year ended December 31, 2002 and for the period from January 1, 2003 through August 31, 2003 and the total salary and bonus currently proposed to be paid to each Proposed Assumed Employee for the fiscal year ended December 31, 2003.

(b) The Sellers do not have an employment agreement (whether written or oral) with any Proposed Assumed Employee except as set forth on Schedule 6.17(b). Except pursuant to any Seller Employee Benefit Plan or as set forth on Schedule 6.17(b), the Sellers have not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any Proposed Assumed Employee.

(c) Except for loans which have been granted to participants in accordance with the terms of the Seller’s qualified retirement plan, the Sellers have no outstanding loans or advances to any Proposed Assumed Employee.

6.18. Labor Relations and Proposed Assumed Employees.

(a) In connection with the activities conducted to date by the Sellers in the operation of the Diagnostics Business or ownership or operation of the Acquired Assets:

(i) to the Knowledge of the Seller, the Sellers are in compliance in all material respects with all applicable national, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment relating to the operation of the Diagnostics Business, and are not engaged in any unfair labor practice relating to the operation of the Diagnostics Business;

(ii) there is no charge pending or, to the Sellers’ Knowledge, threatened against the Sellers alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Sellers relating to the operation of the Diagnostics Business pending before the National Labor Relations Board or any similar governmental agency;

(iii) there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Sellers’ Knowledge, threatened against or involving the Sellers relating to the operation of the Diagnostics Business;

(iv) to the Sellers’ Knowledge, none of the Proposed Assumed Employees has petitioned within the last three years, and, to the Sellers’ Knowledge, none of the Proposed Assumed Employees is now petitioning, for union representation of the Proposed Assumed Employees;

(v) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Sellers relating to the operation of the Diagnostics Business and, to the Sellers’ Knowledge, no claim therefor has been asserted relating to the operation of the Diagnostics Business;

(vi) to the Knowledge of the Seller, none of the Proposed Assumed Employees is covered by any collective bargaining agreements;

(vii) to the Knowledge of the Seller, no labor organization (whether certified or not) represents any of the Proposed Assumed Employees; and

(viii) the Sellers have not experienced any labor strike, dispute, slow-down or similar work stoppage in the last three years involving the Proposed Assumed Employees.

6.19. Trademarks, Patents, Etc.

(a) Schedule 1.1(e) hereto sets forth a complete and accurate list of all Patents, Trademarks, and Copyrights owned by, exclusively licensed to, or registered in the name of, the Sellers and all applications therefor used by the Sellers in connection with the activities conducted by the Sellers in the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets, including the jurisdictions in which each such Patent, Trademark and Copyright has been issued or registered or in which any such application for such issuance or registration has been filed. Except as set forth in Schedule 1.1(e), to the Sellers’ actual knowledge (as defined in Section 6.19(o)), all Patents, Trademarks and Copyrights registered in the name of either of the Sellers are valid, enforceable and subsisting, and there are no pending or, to the Sellers’ Knowledge, threatened, legal or governmental proceedings, including opposition, cancellation, interferences, proceedings or suits, directly relating to and challenging the legality, validity or enforceability of any of the Acquired IP. Except as set forth on Schedule 1.1.(e), there are no agreements in effect between the Sellers and third Persons on the date hereof relating to the Acquired IP. Except as set forth on Schedule 1.1.(e), the Sellers have not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights or joint ownership of, any interests in the Acquired IP, to any Person. The Seller has delivered to the Buyer correct and complete copies of all Patents, Copyrights, Trademarks and licenses, sublicenses and agreements referred to in this Section 6.19, which are included in the Acquired IP, each as amended to date.

(b) The Sellers have complied in all material respects with all requirements of the United States and foreign patent, trademark and copyright offices in or to which the Sellers have filed an application covering the Patents, Trademarks and Copyrights. All fees to maintain the rights of the Sellers in the Patent, Trademark and Copyright registration and prosecution fees and all professional fees (e.g., fees for attorneys and patent agents) in connection therewith pertaining to the Patents, Trademarks and Copyrights, due and payable prior to the Closing Date, have been paid by the Seller. There are no actions that must be taken by the Seller within sixty (60) days of the Closing Date, including the payment of any fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing Patents, Trademarks and Copyrights other than those specified in Schedule 6.19(b).

(c) To the Sellers’ Knowledge, the original, first and joint inventors of the subject matter claimed in the Patents are properly named in the Patents.

(d) Except to the extent set forth in Schedule 6.19(d) hereto, the Seller owns or has the sole and exclusive right to use the Acquired IP. Except to the extent set forth in Schedule 6.19(d), neither of the Sellers have granted to any Person any rights in the Acquired IP. To the Sellers’ actual knowledge (as defined in Section 6.19(o)), the Acquired IP includes all Intellectual Property and Intellectual Property rights necessary for the operation of the Diagnostics Business as currently conducted by Sellers, and, to Seller’s Knowledge, the Acquired IP is free and clear of all Encumbrances, subject only to the rights of third Persons under the relevant Contracts and except for such Encumbrances which would not have a Material Adverse Effect. The execution and delivery of this Agreement by the Sellers, the consummation of the transactions contemplated hereunder and the transfer to the Buyers of the Acquired IP: (i) will not, to the Sellers’ Knowledge, breach, violate or conflict with any Intellectual Property Rights or other rights of any kind of any third Person; (ii) will not in any way impair the right of the Buyers or any of their Affiliates to use any of the Acquired IP in the operation of the Diagnostics Business as currently conducted by Sellers. Except as provided in Schedule 6.19(d), none of the rights of the Sellers in and to the Acquired IP is subject to any agreement whereby those rights may not be transferable pursuant to this Agreement.

(e) Except as set forth in the Assumed Contracts, the Sellers have not agreed, whether in writing or orally, to any royalties or other compensation are paid or payable by the Sellers on or with respect to any of the Acquired IP and no additional royalties or other compensation shall be payable with respect to such Acquired IP as a result of the consummation of the transactions contemplated hereunder. Except as set forth in Schedule 6.19(e), all royalties or other compensation accrued or required to be paid with respect to any of the Acquired IP has been fully paid by the Sellers.

(f) Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses and (ii) other non-exclusive licenses and related agreements with respect thereto of the Seller’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Sellers’ standard form(s) of end-user license including all attachments (which forms have previously been provided to the Buyer Sub), Schedule 6.19(f) lists all contracts, licenses and agreements to which either of the Sellers is a party with respect to any of the Acquired IP. With respect to such contracts, licenses and agreements pursuant to which either of the Sellers have licensed Intellectual Property or Intellectual Property Rights in the Acquired IP from a third party, (i) to the Knowledge of the Sellers, each such contract, license or agreement is legal, valid, binding and enforceable against the Sellers in accordance with its terms; (ii) neither of the Sellers, nor to the Sellers’ Knowledge, any other party to such contract, license or agreement, is in breach or default thereunder and, to the Knowledge of the Sellers, no event has occurred which with notice or lapse of time could constitute a breach or default thereunder by either of the Sellers or permit termination, modification or acceleration thereunder by the other party thereto. Except as set forth in Schedule 6.19(f), no third party who has licensed Intellectual Property or Intellectual Property Rights in the Acquired IP to the Sellers has ownership rights or license rights to improvements made by the Sellers in such Intellectual Property which has been licensed to the Sellers.

(g) Except as set forth in the Contracts, the Sellers have (i) not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Acquired IP, and (ii) not entered into any covenant not to compete or any contract, license or agreement limiting or purporting to limit the ability of the Sellers to exploit fully any of the Acquired IP in any market or geographical area or with any Person.

(h) To Seller’s Knowledge, each of the Sellers has complied with all of its obligations of confidentiality in the operation of the Diagnostics Business and the performance of its obligations under the Assumed Contracts in respect of the Intellectual Property of others and there are, to Seller’s Knowledge, no violations of such obligations of confidentiality as are owed to either of the Sellers, except for any non-compliance or violations that singly or in the aggregate would not have a Material Adverse Effect.

(i) To the Sellers’ Knowledge, no employee, agent or consultant of either of the Sellers is subject to confidentiality restrictions in favor of any third Person relating to the Diagnostics Business, the breach of which would have a Material Adverse Effect.

(j) For purposes of this Agreement, “Proceeding” means any suit, action, litigation, arbitration, proceeding, including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or arbitration panel. In the course of operating the Diagnostics Business, neither of the Sellers has modified or is required to modify products received, directly or, to Sellers’ Knowledge, indirectly, from Applied Biosystems. Except as set forth on Schedule 6.19(j), neither of the Sellers has (i) been named and served with process in any Proceeding in connection with the Diagnostics Business which involves (A) a claim of infringement or misappropriation of any Intellectual Property Rights of any other Person in connection with its practice or use of the Acquired IP or the Acquired Assets or (B) a breach of any obligations of any kind to any other Person relating in any way to any of the Acquired IP; (ii) received any notice alleging any such claim of infringement, misappropriation or breach with respect to the Acquired IP; or (iii) received any other notice of any adverse claim against or relating to any of the Acquired IP, including but not limited to claims of invalidity, co-authorship, co-inventorship or co-ownership of the Acquired IP. The Sellers have delivered to the Buyers correct and complete copies of any such Proceedings or written notices, if applicable.

(k) To the Sellers’ actual knowledge (as defined in Section 6.19(o)), the Acquired IP and the use thereof for the operation of the Diagnostics Business does not conflict with or infringe or misappropriate the Intellectual Property Rights or other rights of any Person and the Sellers have not received any claim or written notice from any Person alleging that the Acquired IP infringes on the Intellectual Property Rights or other rights of any Person. Except as set forth on Schedule 6.19(k), to Seller’s Knowledge, no third Person has interfered with, infringed upon, or misappropriated any of the Acquired IP.

(l) The Sellers have taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and their Intellectual Property Rights in, all of the Acquired IP. All current and former employees, consultants, officers and directors of the Sellers that have performed services in connection with the Diagnostics Business and/or with respect to Intellectual Property Rights in the Acquired IP, are or were parties to a written agreement (a “Proprietary Information Agreement”) under which each such Person (i) is or was obligated to disclose and transfer to the Sellers, without the receipt by such Person of any additional value therefor, other than normal salary or fees for consulting services, all inventions, developments and discoveries which, during the period of employment with or performance of services for the Sellers, he or she made or conceived of either solely or jointly with others, that relate to any subject matter with which his or her work for the Sellers may be concerned, or relate to or are connected with the business, products or projects of the Sellers, including the Acquired IP, or involve the use of the time, material or facilities of the Sellers, and (ii) is or was obligated to maintain the confidentiality of proprietary information of the Sellers. To the Knowledge of the Sellers, no current or former employee, consultant, officer or director of the Sellers that has performed services in connection with the Acquired Assets or the Diagnostics Business has breached or violated any provision of any Proprietary Information Agreement.

(m) Neither of the Sellers has received funding invested specifically for the purpose of developing the Acquired IP. Except as set forth in the applicable Assumed Contracts, to the Sellers’ Knowledge, none of the Acquired IP was developed pursuant to any license, contract or agreement with any Person. Except as set forth on Schedule 6.19(m), to the Sellers’ Knowledge, no government funding or university or college facilities were used in the development of any Acquired IP.

(n) With respect to the Acquired IP, the Sellers have not received notice of any violation of, and to the Sellers’ Knowledge, the Sellers have not been in material violation of and are presently in material compliance with, the Export Administration Act of 1979, as amended, and all applicable regulations promulgated thereunder.

(o) For purposes of this Section 6.19 only, the term “actual knowledge” shall mean the actual knowledge of the individuals listed on Schedule 6.19(o) attached hereto without any inquiry of any kind.

(p) The subject matter of that certain indemnification letter, dated August 3, 2001, from Edward Reines of Weil, Gotshal & Manges LLP on behalf of Applied Biosystems Group of PE Corporation (“Applied Biosystems”), does not relate to the Sellers’ operation of the Diagnostics Business.

6.20. Brokers. The Sellers have not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

6.21. Absence of Certain Changes. Except as set forth on Schedule 6.21 hereto, since June 30, 2003, the Sellers have carried on their business with respect to the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets only in the ordinary course, and there has not been:

(a) with respect to the Diagnostics Business, any change in the assets, liabilities, condition (financial or otherwise), results of operations, material Contracts, financial commitments, prospects, sales, income or business of the Sellers or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and would not, either in any case or in the aggregate, have a Material Adverse Effect;

(b) any acquisition or disposition by the Sellers of any asset or property significant to the operation of the Diagnostics Business;

(c) with respect to the Diagnostics Business, any material damage, destruction or loss, whether or not covered by insurance, of the property, assets, business or prospects of the Sellers;

(d) any Lien on any of the Acquired Assets other than any Liens that, individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect; or

(e) any material change in any of the accounting methods or practices of the Sellers (other than changes required by applicable law or by applicable accounting policies) related to the Diagnostics Business.

6.22. Financial Statements. The Sellers have delivered to the Buyers historical financial statements (the “Financial Statements”) and projected financial statements (the “Projections”) attached as Schedule 6.22 hereto, including the balance sheet dated as of June 30, 2003 (updated as of October 8, 2003), representing the Diagnostics Business, the UK Diagnostics Business and the EU Diagnostics Business prepared in connection with the Acquisition, the UK Asset Purchase Agreement and the EU Stock Purchase Agreement, respectively (the “June 2003 Balance Sheet”). Each of the Financial Statements has been prepared from, and in accordance with, the books and records of the Sellers and has been prepared in accordance with generally accepted accounting principles used in the United States, subject to the accounting policies set forth in Schedules 3.2 and 6.22 hereto, except that the June 2003 Balance Sheet represents the best reasonable efforts of the Sellers to prepare it reflecting the Diagnostics Business, the UK Diagnostics Business and the EU Diagnostics Business on a stand alone basis as of its date in connection with the Acquisition, the UK Asset Purchase Agreement and the EU Stock Purchase Agreement, respectively; and the statements of income included in the Financial Statements fairly and accurately present, in all material respects, the results of operations for the periods covered thereby. The Financial Projections provided to the Buyers by the Sellers in connection with this Agreement were prepared in good faith, based on assumptions Sellers deemed reasonable at the time prepared.

6.23. Guarantees. Except as set forth in Schedule 6.23 hereto, there are no existing bonds, letters of credit, guarantees or similar credit supports outstanding in connection with the Diagnostics Business or the Acquired Assets.

6.24 Tax Matters.

(a) Except as set forth in Schedule 6.24 hereto, each of the Sellers has timely filed all Tax Returns that it was required to file in connection with the operation of the Diagnostics Business and has timely paid the Taxes shown as due thereon. All Taxes owed by the Sellers with respect to the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets (whether or not shown on any Tax Return) have been timely paid or are not yet due and payable. Neither of the Sellers is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Proposed Assumed Employee.

(c) There is no dispute or claim concerning any Tax liability of the Sellers due to the operation of the Diagnostics Business either claimed or raised by any authority in writing or as to which the Sellers have Knowledge based upon personal contact with any agent of such authority. Neither of the Sellers has waived any statute of limitations in connection with the assessment or collection of any Tax, or agreed to any extension of time with respect to a Tax assessment, deficiency, or notice related to the Diagnostics Business.

(d) None of the Acquired Assets (i) is subject to any Encumbrance, other than a Permitted Encumbrance, arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iv) is used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), (v) is “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, or (vi) is “limited use property” with the meaning of Revenue Procedure 76-30.

6.25. Full Disclosure. No representation or warranty of the Sellers contained in this Agreement or any of the Acquisition Agreements and no written statement or disclosure made by or on behalf of the Sellers to the Buyers pursuant to this Agreement or any of the Acquisition Agreements in the Disclosure Schedules contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which it was made not misleading.

Article 7

Representations And Warranties of the Buyers

Each of the Buyers jointly and severally represent and warrant to the Sellers as follows:

7.1. Organization; Authority. The Buyer is a public limited company duly organized and validly existing under the laws of England and Wales. Subject to the approval of the shareholders of the Buyer to be obtained at the Buyer Special Meeting referenced in Section 8.4 hereof, the Buyer has all requisite power and authority to execute and deliver this Agreement and the Acquisition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of Buyer Holdings and the Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer Holdings and the Buyer Sub has all requisite power and authority to execute and deliver this Agreement and the Acquisition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

7.2. Authorizations; Binding Effect. Except for the authorizations and approvals set forth on Schedule 7.2 (which schedule sets forth by class, the percentage vote of the stockholders required to approve the Acquisition), the Buyer has obtained all necessary authorizations and approvals from its board of directors required for the execution and delivery of this Agreement and the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and each of Buyer Holdings and the Buyer Sub has obtained all necessary corporate authorizations and approvals, including, without limitation, approvals from its board of directors, required for the execution and delivery of this Agreement and the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Buyers and constitutes, and each of the Acquisition Agreements to which each of the Buyers is a party when executed and delivered by the Buyers will constitute, the legal, valid and binding obligations of the Buyers to the extent each is a party thereto, enforceable against each in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws or by the enforcement of creditor rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

7.3. Non-Contravention; Approvals. Neither the execution and delivery of this Agreement and the Acquisition Agreements by the Buyers nor the consummation by the Buyers of the transactions contemplated hereby and thereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyers pursuant to (a) the memorandum or Articles of Association of the Buyer or the Certificate of

Incorporation or By-laws of the Buyer Sub; (b) any agreement or commitment to which any of the Buyers is a party or by which any of the Buyers or any of their properties is bound or to which any of the Buyers or any of their properties is subject; or (c) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court or other tribunal to which any of the Buyers or any of their properties is subject. No consent, approval or authorization of, or registration, qualification or filing by the Buyers with, any governmental agency or authority is required for the execution and delivery of this Agreement and the Acquisition Agreements by the Buyers or for the consummation by the Buyers of the transactions contemplated hereby and thereby.

7.4. Brokers. Neither the Buyer nor the Buyer Sub has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

Article 8

Pre-Closing Covenants

The Sellers and the Buyers agree and covenant as follows with respect to the period between the date of this Agreement and the Closing Date.

8.1. General. Each of the Sellers and the Buyers will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, satisfying each of such party’s respective obligations regarding the conditions precedent to the obligations of each party to close set forth in Article 5.

8.2. Notice of Developments. Each of the Sellers and the Buyers will refrain from taking any action which would render any representation or warranty contained in Article 6 or 7 of this Agreement inaccurate as of the Closing Date. The Sellers will give prompt written notice to the Buyers of any material development affecting the Diagnostics Business or material adverse change in the business, assets, condition (financial or otherwise), or operations of the Sellers to the extent such material development or change affects the Diagnostics Business. Each of the Sellers and the Buyers will give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Acquisition Agreements. No such notice of a material development will be deemed to have amended any of the Schedules attached hereto, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development or change.

8.3. Buyer Financing.

(a) The Buyer will use its commercially reasonable efforts to seek to obtain, on terms and conditions acceptable to the Buyer, financing through the proceeds received from the Placing, which funds are permitted to be used by the Buyer to complete the transactions contemplated by this Agreement.

(b) The Sellers shall provide the Buyers with, or make available to the Buyers, all non-confidential information concerning the Sellers and the Diagnostics Business required to be included in, or otherwise reasonably requested by the Buyers in connection with the preparation of the press announcement of the Buyer in the United Kingdom concerning the transactions contemplated by this Agreement, and any circulars which the Buyer is required to or which the Buyer reasonably believes it is desirable to circulate to its shareholders or any document or documents required to be published in connection with or sent to the London Stock Exchange in connection with the admission of the Placing Shares to trading on AIM. The information provided and to be provided by the Sellers for use in any such press release, circular or other document shall, on the date such materials are provided by the Sellers to the Buyer, not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Sellers agree to correct as soon as possible any information provided by it for use in such materials which shall have become false or misleading in any material respect.

8.4. Buyer Special Meeting. The Buyer shall duly call, give notice of, convene and hold a general meeting of its shareholders (the “Buyer Special Meeting”) to consider and vote upon resolutions which are required to be passed in order to issue and allot the Placing Shares and, in connection therewith, the Buyer shall, prior to the Closing, distribute a copy of the offering circular with respect to the Placing in form and substance substantially similar to the offering circular (the “Form of Offering Circular”) attached hereto as Schedule 8.4.

8.5. Notices and Consents. The Sellers shall use commercially reasonable efforts at their expense to obtain all third-party (including Government Authority) consents, approvals and authorizations, make all registrations, qualifications and filings, and deliver all notices, required in connection with this Agreement and the Acquisition Agreements and the transactions contemplated hereby and thereby, including, without limitation, all consents required as set forth on Schedule 6.3 but excluding any of the foregoing required to be obtained by the Buyers.

8.6. Carry on in Regular Course. The Sellers will maintain the Acquired Assets in good operating condition and repair and make all renewals, additions and replacements thereto necessary to such maintenance or in order to carry on the

Diagnostics Business diligently and in the ordinary course. The Sellers will carry on the operations of the Diagnostics Business substantially in the same manner as heretofore conducted. No provision contained in this Article 8 shall be deemed a limitation of the covenants contained in this Section 8.6.

8.7. No General Increases. Except as provided on Schedule 8.7, the Sellers will not grant any general or uniform increase in the rates of pay of employees of the Diagnostics Business, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment. The Sellers will not increase the compensation payable or to become payable to officers or salaried employees of the Sellers engaged in the Diagnostics Business or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees, except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement.

8.8. Contracts and Commitments. Except for those contracts, commitments or transactions for which the Sellers have received the prior written consent of the Buyers, the Sellers will not enter into any contract or commitment, or engage in any other transaction, with any of its Affiliates involving or relating to the Diagnostics Business, other than in the usual and ordinary course of business and consistent with its normal past business practices.

8.9. Sale of Capital Assets. Other than pursuant to this Agreement, the Sellers will not sell or otherwise dispose of any capital asset relating to the Diagnostics Business, other than inventory disposed of in the ordinary course of business of the Diagnostics Business and consistent with past practice.

8.10. [intentionally omitted] 8.11. Preservation of Organization. The Sellers will use their reasonable best efforts to preserve the business organization of the Diagnostics Business intact, to keep available to the Buyers the present key employees of the Diagnostics Business and, except as disclosed on Schedule 6.15, to preserve for the Buyers the present relationships of the Diagnostics Business with its suppliers and customers and others having business relations with the Diagnostics Business.

8.12. No Default. The Sellers will not commit or omit to take any act that will cause a termination of, or material breach or default under, any contract, commitment or obligation to which the Seller is a party or by which its assets are bound relating to the Diagnostics Business, including, without limitation, the Assumed Contracts.

8.13. Compliance with Laws. The Sellers will comply in the operation of the Diagnostics Business and the ownership and operation of the Acquired Assets in all material respects with all Laws applicable to the Diagnostics Business or the

Acquired Assets or as may be required for the valid and effective transfer to the Buyer of the Acquired Assets.

8.14. Full Access. The Sellers will afford to the Buyers and their authorized representatives, upon reasonable notice, full access during normal business hours to all properties, books, records, contracts, and documents of the Sellers relating to the Diagnostics Business and a full opportunity to make such investigations as they will desire to make of the Diagnostics Business (including, without limitation, an opportunity shortly prior to the Closing Date to inspect and to conduct a physical count of the Sellers’ inventory of raw materials, work in progress and finished products, equipment and other real and personal property). No investigation by the Buyers shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. In order that the Buyers may have full opportunity to make such investigation, the Sellers shall furnish the representatives of the Buyers during such period with all such information and copies of such documents concerning the affairs of the Sellers relating to the Diagnostics Business as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

8.15. Exclusivity. The Sellers will not (nor will they permit any of their or any Affiliate’s officers, directors, employees, agents or representatives to), directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any Person, other than the Buyers, or negotiate or discuss any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or (d) similar transaction or business combination, involving or affecting the Diagnostics Business or the Acquired Assets (each an “Alternative Transaction”); provided, however, that the foregoing prohibitions shall not apply to any Alternative Transaction taking the form of an acquisition of all or substantially all of the stock or assets of the Seller. The Sellers will notify the Buyers promptly if any Person makes any proposal, offer, inquiry or contact with respect to any Alternative Transaction unless (i) such Alternative Transaction is of the nature described in the proviso of the immediately preceding sentence and (ii) the Seller is party to a confidentiality or similar agreement which specifically prohibits it from making such notification.

8.16. Employment Status. Upon request of the Buyers, the Sellers will provide the Buyers with reasonable access to data (including computer data) regarding the compensation and job description of the Proposed Assumed Employees. The Sellers hereby authorize the Buyers to enter into discussions with and to advise any of the Proposed Assumed Employees concerning the terms of any future employment of such individuals by the Buyers and agrees to permit the Buyers reasonable access to the Proposed Assumed Employees for such purpose.

The Sellers will not discourage any Proposed Assumed Employee from accepting any offer of employment made by the Buyers to such Proposed Assumed Employee.

8.17. Insurance. The Sellers will maintain the insurance referred to on Schedule 6.13, covering such risks, in such amounts, and with such deductibles and exclusions, as are consistent with past practice.

8.18. Shared Services Agreement. The Buyer Sub and the Sellers shall negotiate in good faith to enter into a Shared Services Agreement substantially on the terms set forth on Exhibit E hereto (the “Shared Services Agreement”).

8.19. Supply Agreement. The Buyer Sub and the Sellers shall negotiate in good faith to enter into a Supply Agreement for the supply of RFLP Products from the Buyer Sub to the Sellers substantially on the terms set forth on Exhibit F hereto (the “Supply Agreement”).

8.20. Disclosure Supplements. From time to time before the Closing Date, and in any event immediately before the Closing Date, the Sellers will promptly advise the Buyers in writing of any matter hereafter arising or becoming known to them that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in a Schedule attached hereto, or that is necessary to correct any information in any such Schedule that is or has become inaccurate.

8.21. Injunctions. In the event that an injunction or any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Acquisition Agreements is issued or taken, as the case may be, the Sellers shall use their commercially reasonable efforts to have any such injunction or other action lifted or otherwise dismissed, as the case may be.

8.22. Financing Statements. The Sellers shall use commercially reasonable efforts at their expense to terminate, or cause to be terminated, prior to the Closing, the financing statements on record relating to certain of the Acquired Assets which are subject to the expired personal property leases set forth in item 4 of Schedule 6.7 hereto.

Article 9

Transitional Matters and Post-Closing Covenants

9.1. Proposed Assumed Employees.

(a) Attached hereto as Schedule 6.17(a) is a list of the Sellers’ employees to whom the Buyer will make employment offers on behalf of the

Buyer Sub, conditioned on the occurrence of the Closing (the “Proposed Assumed Employees”). Those Proposed Assumed Employees who become employees of the Buyer are referred to in this Agreement as the “Assumed Employees”. The Buyer hereby confirms, and represents and warrants, to the Sellers that the offers of employment to the Proposed Assumed Employees will be for wages or salary at least equal to those currently paid to the Proposed Assumed Employees. The Sellers shall, within ten (10) days after the Execution Date, provide to the Buyer Sub for the Buyer Sub’s delivery to each Proposed Assumed Employee a release in form and substance reasonably satisfactory to the Buyer Sub relating to the release by each such Proposed Assumed Employee of any and all legally releasable claims that such Proposed Assumed Employee has or may have against the Seller with respect to such Proposed Assumed Employee’s employment with the Seller. The Buyer Sub agrees to deliver to each such Proposed Assumed Employee such release together with the Buyer Sub’s offer of employment to such Proposed Assumed Employee, which offer shall be accompanied by a summary of the terms of the Buyer Sub’s carry over policy with respect to Transferred Vacation Time as described in Section 9.1(b).

(b) With respect to each Assumed Employee, the Buyer Sub represents and warrants that, at the election of such Assumed Employee, the Buyer Sub shall permit such Assumed Employee to carry over all unused accrued vacation time earned while employed by Seller through the Closing Date (“Transferred Vacation Time”). The Transferred Vacation Time of each Assumed Employee is listed on Schedule 9.1 opposite such Assumed Employee’s name. The Buyer Sub shall permit the Assumed Employees to use such Transferred Vacation Time in accordance with the Buyer Sub’s vacation policy. Notwithstanding the foregoing, each Assumed Employee shall be allowed to carry over a maximum of one week of unused Transferred Vacation Time into calendar year 2004 (and forfeit, as of December 31, 2003, any Transferred Vacation Time exceeding one week) and furthermore, each such Assumed Employee will forfeit any such carried over Transferred Vacation Time which remains unused as of July 31, 2004. The Buyers also represent that Buyer shall make reasonable efforts to accommodate the Assumed Employees’ vacation plans in existence as of the Closing Date. In the event any Assumed Employee leaves the Buyer’s employ for any reason prior to having used and/or forfeited, as the case may be, such Assumed Employee’s Transferred Vacation Time, the Buyer Sub represents that it shall pay to such Assumed Employee any unused accrued Transferred Vacation Time if required by, and in accordance with, applicable state law.

(c) The Sellers shall retain all responsibility for all employees of the Sellers other than the Assumed Employees. Nothing in this Agreement shall obligate the Buyers to make any offer of employment to anyone other than a Proposed Assumed Employee or, except as provided in paragraph (d) below, to provide continued employment to any employee, whether or not the subject of an employment offer from the Buyer Sub, for any specified period of time following the Closing Date, or to maintain the same terms of employment (including compensation and benefits) for any specified period of time following the Closing Date.

(d) The Buyers agree that, for a period of 60 days after the Closing Date, they will not cause any of the Assumed Employees to suffer “employment loss”, excluding any employment loss in connection with the completion of a project as contemplated by 29 U.S.C. §2103, for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109, and related regulations (the “WARN Act”) if such employment loss could create any liability for the Sellers, unless the Buyers deliver notices under the WARN Act in such a manner and at such a time that the Sellers bear no liability with respect thereto. Each of the Sellers agrees that, for a period of 60 days after the Closing Date, it will not cause any of its employees to suffer an “employment loss”, excluding any employment loss in connection with the termination of a project as contemplated by 29 U.S.C. §2103, for purposes of the WARN Act if such employment loss could result in any liability for the Buyers, unless the Sellers deliver notices under the WARN Act in such a manner and at such a time that the Buyers bear no liability with respect thereto.

9.2. Employee Benefit Plans.

(a) Except as otherwise specifically provided in this Section 9.2 or as may be provided in a Shared Services Agreement entered into by the parties hereto on or after the execution of this Agreement, if any, effective as of the Closing Date each Assumed Employee who is an active participant in any Seller Employee Benefit Plan shall cease to be an active participant, all Assumed Employees shall become immediately eligible to participate in employee benefit plans sponsored, maintained or contributed to by Buyer (the “Buyers’ Employee Benefit Plans”) and Sellers shall retain all liability for the provision of benefits under all Seller Employee Benefit Plans, including without limitation any obligation for the provision of health care continuation coverage under COBRA or similar applicable state law.

(b) Notwithstanding anything contained herein to the contrary, to the extent Buyers and Sellers enter into the Shared Services Agreement, such Shared Services Agreement may identify certain of Seller’s Employee Benefit Plans which Sellers shall continue to operate and in which the Assumed Employees and their eligible dependents and beneficiaries may continue to participate, on substantially the same basis as they participated immediately prior to the Closing Date, for the period commencing on the Closing Date and ending December 31, 2003 (the “Benefits Closing Date”) (such plans are referred to herein as the “Continuing Seller Plans”).

(c) The Buyers shall grant to each Assumed Employee credit for service with (or as recognized by) the Sellers prior to the Closing Date for the purpose of eligibility and vesting (but not benefit accrual) under any Buyers’ Employee Benefit Plan that is maintained, sponsored or contributed to by the Buyers and other welfare and fringe benefit arrangements which the Buyer Sub offers or negotiates for the Assumed Employees (including, to the extent offered or negotiated, but not limited to arrangements providing retiree health, disability, vacation, severance and sick time benefits).

(d) The Buyer will use commercially reasonable efforts to ensure that Buyer’s Welfare Benefit Plans shall not exclude from coverage any pre-existing condition of any of the Assumed Employees or any of their respective covered dependents (other than conditions excluded or excludable as of the Closing Date as pre-existing conditions under the applicable Welfare Benefit Plan of the Sellers). Any valid claims of any of the Assumed Employees or any of their respective covered dependents made against the Sellers’ Welfare Benefit Plans prior to the Closing Date, or, as applicable, after the Closing Date, with respect to any Continuing Seller Plan to the extent arising in connection with incidents occurring prior to the Benefits Closing Date, shall be satisfied under such plans. Any valid claims of any of the Assumed Employees or any of their respective covered dependents made against the Buyer’s Welfare Benefit Plans to the extent arising in connection with incidents occurring on or after the Closing Date or the Benefits Closing Date, as the case may be, shall be satisfied by the Buyer’s Welfare Benefit Plans.

(e) Effective as of or as reasonably practicable following the Closing Date, but in any event on or before the date which is four (4) weeks following the Closing Date (such date the “Buyer’s 401(k) Plan Commencement Date”), the Buyer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer’s 401(k) Plan”) providing benefits as of the Buyer’s 401(k) Plan Commencement Date to the Assumed Employees participating in the Sellers’ Employees Retirement Savings Plan immediately prior to the Closing Date. Each Assumed Employee who was participating in the Sellers’ Employees Retirement Savings Plan shall become a participant in the Buyer’s 401(k) Plan as of the Buyer’s 401(k) Plan Commencement Date. As provided in Paragraph 9.2(c) above, Assumed Employees shall receive credit for all service with the Sellers (or as recognized by Sellers) for purposes of eligibility and vesting under the Buyer’s 401(k) Plan. Assumed Employees who participate in Sellers’ Employees Retirement Savings Plan and who have account balances in such plan shall have distribution rights from such plan in accordance with its terms and applicable law.

9.3. Examination; General Assistance; Books and Records. The covenants set forth in this Section 9.3 shall extend for a period of three (3) years from the Closing Date unless a longer period of time is provided for in any particular covenant, with respect to which such longer period shall apply.

(a) The Sellers agree that, on and after the Closing Date, during normal business hours, they will permit the Buyers and their auditors to have access to and use, examine and take copies of all audits, books and records of the Seller to the extent related to the Diagnostics Business which are not delivered to the Buyers pursuant to this Agreement and relating to (i) events occurring prior to the Closing and (ii) transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing, as the Buyers may reasonably require.

(b) The Buyers agree that, on and after the Closing Date, during normal business hours, they will permit the Sellers and their auditors to have access to and examine and take copies of all books and records relating to the operation of the Diagnostics Business during the period prior to the Closing and transferred to the Buyers as part of the Acquired Assets, as the Sellers may reasonably require.

(c) The Sellers agree to use commercially reasonable efforts to provide such support (including the availability of personnel and records) as the Buyers may reasonably request to assist the Buyers in (i) defending any litigation, arbitration or other dispute-resolution proceeding relating to any casualty, personal injury, property damage, Equal Employment Opportunity

Commission or other claims, (ii) pursuing claims against insurers or other miscellaneous claims, or (iii) in examining or utilizing records referred to in this Section 9.3 or Section 8.14. The Buyers shall direct all such litigation and shall be responsible for all costs (including legal fees and expenses incurred in connection therewith). The Buyers and the Sellers will agree on mutually acceptable reimbursement provisions relating to the time actually incurred by the Sellers’ employees to reflect such burden.

(d) The Buyers and the Sellers each agree to preserve and protect all books, records, files and data to the extent they relate to the Diagnostics Business (i) maintained for the preparation of tax returns for a period of seven years after the Closing Date, and (ii) other than those described in (i) above, for a period of six years after the Closing Date.

(e) The Buyers and the Sellers each agree not to destroy any files or records which are subject to this Section 9.3 (i) for the periods described in clause (d) of this Section 9.3 and (ii) thereafter so long as, with respect to this subclause (ii) only, the Buyers on the one hand, and the Sellers on the other hand, have received notice from the other party that such other party (x) desires to cause to be delivered to it such books and records, at such other party’s expense or (y) will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other party).

(f) Each party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Diagnostics Business or the Acquired Assets prior to the Closing from documents and other materials requested and made available pursuant to this Section 9.3 and, to the extent not adequately addressed by Article 10, to condition access to materials that it deems confidential to the execution and delivery of an agreement in customary form by the requesting party not to disclose or misuse such information.

9.4. Agreements Regarding Tax Matters.

(a) Each of the Sellers will provide to each of the Buyers, and each of the Buyers will provide to each of the Sellers, such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for any Tax of, or pertaining to, the Diagnostics Business. Each of the Sellers will retain and provide to each of the Buyers, and each of the Buyers will retain and provide to each of the Sellers, all records and other information of or pertaining to the Diagnostics Business that may be relevant to any such Tax Return, audit or examination, proceeding or determination and any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of the Sellers and the Buyers will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records pertaining to the Diagnostics Business and relating to Tax periods or portions thereof ending on or prior to the Closing Date.

(b) The Sellers and the Buyers agree that the transaction contemplated by this Agreement shall not constitute a sale of a trade or business within the meaning of Code Section 41(f)(3).

(c) Subject to Section 14.1, the Sellers will be liable for, and pursuant to Article 12 will indemnify the Buyers against, all Taxes of Seller (whether assessed or unassessed, and for all periods), and all taxes applicable to the Acquired Assets that are attributable to a taxable period or portion thereof ending on or prior to the Closing Date.

(d) Notwithstanding any other provision of this Agreement to the contrary and consistent with Section 14.1, all state and local sales and use Taxes incurred in connection with the purchase and sale of the Acquired Assets contemplated by this Agreement shall be borne by the Sellers, and the Sellers shall prepare and file all necessary Tax Returns and other documentation with respect to those Taxes and timely pay those Taxes other than any tax liabilities included in the Assumed Liabilities. If required by applicable law, the Buyers will join in the execution of any such tax return. The Sellers shall have exclusive control over any audit, litigation, or other proceeding relating to such Taxes. The Buyers agree to cooperate with the Sellers to minimize the amounts of such Taxes in accordance with applicable law.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 9.4 will be unconditional and absolute and shall remain in effect without limitation as to time.

9.5. Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

9.6. Post-Closing Accounting Assistance. The Sellers will use their reasonable best efforts to cause the Sellers’ Accounting Firm to provide to the Buyers and the Buyers’ accountants, in a timely manner, such information regarding the Diagnostics Business and such other assistance and access to documents as the Buyers or the Buyers’ accountants may reasonably request in order to enable the Buyers to make such disclosures as may be required by, and to otherwise comply with, applicable securities laws or disclosure rules.

9.7. Post Closing Accounts Payable and Accounts Receivable. In the event that any of the Buyers delivers to the Seller an invoice or similar documentation requesting payment by any of the Buyers of any Excluded Liability, the Seller shall cause such payment to be paid in full within thirty (30) days of such delivery; provided that such thirty-day period shall be tolled for so long as there remains a dispute between the parties as to whether such liability is an Excluded Liability. Notwithstanding the foregoing, if (a) any of the Buyers delivers to the Seller a notice (i) stating that such Buyer has reasonably determined in good faith that its ability to operate the Diagnostics Business, the EU Diagnostics Business or the UK Diagnostics Business in the ordinary course will be significantly impaired unless such Excluded Liability is paid sooner than the expiration of such thirty-day period and (ii) setting forth the lesser period of time within which such Buyer has determined that such Excluded Liability must be paid, and (b) the Seller does not cause such Excluded Liability to be paid within such lesser period of time, then Buyer shall be entitled to cause such Excluded Liability to be paid and, within thirty (30) days of such notice, the Seller shall reimburse the Buyer for the payment of such Excluded Liability; provided that such thirty-day period shall be tolled for so long as there remains a dispute between the parties as to whether such liability is an Excluded Liability, but only if the Seller notified such Buyer reasonably promptly under the circumstances of the Seller’s contention that such Liability was not an Excluded Liability.

9.8. Environmental Permits. The Sellers shall, within five (5) business days following the Closing Date, deliver to the Buyers a list of the Permits required by Environmental Laws referred to in Section 6.8(a)(v).

9.9. Removal of Excluded Assets. Within thirty (30) days following the Closing Date, the Seller shall have removed from the Real Property all equipment, personal property, books and records, samples, and other items not included among the Acquired Assets.

9.10. Covenants Regarding Trademarks.

(a) The Buyers shall neither promote nor market any product or service under the “Lifecodes Corporation” or “Lifecodes Corporation (and design)” trademarks (collectively, the “Seller’s Marks”).

(b) Other than with respect to the Seller’s Marks, the Sellers shall neither promote nor market any product or service under any mark containing the word “Lifecode” or “Lifecodes.”

(c) Subject to Section 9.10(a), the Sellers hereby consent and will not object to any of the Buyers’ use, application for registration and registration of any mark containing the word “Lifecodes” (all such marks collectively referred to herein as the “Buyer’s Marks”) relating to the Diagnostics Business (the “Buyer’s Field”). Subject to Section 9.10(b), the Buyers hereby consent and will not object to the Sellers’ use of the Seller’s Marks for any business presently conducted by the Sellers other than the Diagnostics Business (the “Seller’s Field”).

(d) Subject to the restrictions set forth above in this Section 9.10, the Sellers and the Buyers agree and believe that there is no likelihood of confusion, mistake or deception resulting from their respective uses of the Seller’s Marks and the Buyer’s Marks due to the differences between the parties’ respective services, products, fields of use, and trade channels.

(e) The Buyers and the Sellers each agree and consent to, and will not oppose or object to, the simultaneous use and registration in the U.S. Patent and Trademark Office and/or in each state of the United States and in all countries throughout the world, of the Seller’s Marks for the Seller’s Field by the Sellers and the Buyer’s Marks for the Buyer’s Field by the Buyers. The Sellers further agree to do all things reasonable and necessary (at the sole expense of the Buyers) to assist in the registration by any of the Buyers of any of the Buyer’s Marks, including, but not limited to, executing letters of consent before the U.S. Patent and Trademark Office and state and foreign trademark offices, as applicable.

(f) The Buyers and the Sellers each agree to take all reasonable steps necessary to avoid any likelihood of confusion, mistake or deception resulting from their uses of the Seller’s Marks and the Buyer’s Marks as specified by this Agreement. The parties agree to cooperate and consult with one another in good faith should future conditions or developments suggest to either the possibility that the parties’ respective marks might be likely to be confused with one another, or with the intent of insuring that no substantial likelihood of confusion between the parties’ respective marks as they are used in commerce, shall occur.

9.11. General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 12).

Article 10

Confidentiality and Related Matters

10.1. Confidentiality Obligations of the Buyers

(a) The Buyers agree that they will use Confidential Information only in connection with the operation of the Diagnostics Business or the ownership or operation of the Acquired Assets or as otherwise contemplated by this Agreement or any Acquisition Agreement, and they will not disclose any Confidential Information to any Person except as expressly permitted by this Section 10.1. The foregoing restriction shall not apply to the disclosure or use of information which: (i) was previously known to the Buyers prior to receipt from the Sellers; (ii) was developed by employees or agents of the Buyers independently of and without reference to any Confidential Information; (iii) is now, or hereafter becomes, known or available to third parties through no wrongful act of the Buyers; or (iv) is subsequently disclosed to the Buyers by a third party not owing an obligation of confidence to the Sellers. Notwithstanding the foregoing, the Buyers may disclose Confidential Information to the extent such disclosure is contemplated pursuant to this Agreement or required pursuant to law, statute, regulation or court order, including, without limitation, any applicable securities laws or rules or requirements of any applicable stock exchange or automated quotation system; provided, however, that the Buyers shall first notify the Seller of the Confidential Information to be disclosed and shall use reasonable best efforts to obtain a protective order with respect thereto or confidential treatment thereof.

(b) The Buyers may disclose Confidential Information to the Buyers’ directors, officers, employees and representatives (including outside legal counsel, accountants and other professionals) who have a reasonable need to know the contents thereof and who are subject to confidentiality arrangements with the Buyers obligating them to keep confidential the Confidential Information, subject to the exceptions set forth in paragraph (a) above.

10.2. Confidentiality Obligations of the Sellers.

(a) The Sellers agree that they will use Buyer Confidential Information only in connection with the activities contemplated by this Agreement or any Acquisition Agreement, and they will not disclose any Buyer Confidential Information to any Person except as expressly permitted by this Section 10.2. The foregoing restriction shall not apply to the disclosure or use of information which: (i) was previously known to the Sellers prior to receipt from the Buyers; (ii) was developed by employees or agents of the Sellers independently of and without reference to any Buyer Confidential Information; (iii) is now, or hereafter becomes, known or available to third parties through no wrongful act of the Sellers; or (iv) is subsequently disclosed to the Sellers by a third party not owing an obligation of confidence to the Buyers. Notwithstanding the foregoing, the Sellers may disclose Buyer Confidential Information to the extent such disclosure is contemplated pursuant to this Agreement or required pursuant to law, statute, regulation or court order, including, without limitation, any applicable securities laws or rules or requirements of any applicable stock exchange or automated quotation system; provided, however, that the Sellers shall first notify the Buyer of the Buyer Confidential Information to be disclosed and shall use reasonable best efforts to obtain a protective order with respect thereto or confidential treatment thereof.

(b) The Sellers may disclose Buyer Confidential Information to the Sellers’ directors, officers, employees and representatives (including outside legal counsel, accountants and other professionals) who have a reasonable need to know the contents thereof and who are subject to confidentiality arrangements with the Sellers obligating them to keep confidential the Confidential Information, subject to the exceptions set forth in paragraph (a) above.

10.3. Third-Party Information. The Buyers and the Sellers agree that nothing in this Agreement or any agreement entered into pursuant hereto shall be deemed to obligate any of them to disclose Confidential Information or Buyer Confidential Information in violation of a confidentiality obligation owed by the party possessing such information. In the event that the Sellers disclose Confidential Information to the Buyers, or the Buyers disclose Buyer Confidential Information to the Sellers, in violation of a confidentiality obligation owed to a third party by the disclosing party, the recipient shall, without limiting its other obligations under this Article 10, upon request return to the disclosing party all copies of such confidential information in any tangible form.

10.4. Limitations on Obligations.

The restrictions set forth in Section 10.1(a) and Section 10.2(a) shall apply to Confidential Information or Buyer Confidential Information, as applicable, only to the extent such confidential or proprietary information (i) if first disclosed in tangible form, is marked as “Proprietary” or “Confidential” or (ii) if first disclosed in verbal, visual or other intangible form, at the time of disclosure was identified or referred to as confidential or proprietary and is within thirty (30) days after such disclosure embodied or described in a tangible form, marked “Confidential” or “Proprietary”, furnished by the disclosing party to the receiving party.

10.5. Confidential Treatment of Agreements. The parties hereto agree to treat the terms of this Agreement and the Acquisition Agreements, including all schedules and exhibits hereto and thereto, as Buyer Confidential Information and Confidential Information.

Article 11

Noncompetition and Related Covenants

11.1. Noncompetition.

(a) The Sellers agree that for a period of three (3) years after the Closing Date (the “Restricted Period”), they shall not anywhere in the world either directly or indirectly (whether through its Affiliates, as a shareholder, partner or consultant or otherwise) promote, market, sell, license, own, operate, finance or otherwise commercialize or engage in, or solicit or negotiate to engage in, any business (A) competitive with the Diagnostics Business, the U.K. Diagnostics Business or the EU Diagnostics Business, or (B) relating to small molecule assays for food allergens and toxins. Notwithstanding the foregoing, nothing contained in this Agreement or in the Acquisition Agreements shall prevent or otherwise restrict the Sellers and their Affiliates from performing or engaging in business conduct involving (i) animal or animal product testing (other than small molecule assays for food allergens and toxins) for purposes of identifying breeding traits (including, without limitation, prion susceptibility and food traceability) or any other purposes, (ii) forensic, paternity or identity testing for any purposes, or (iii) genetic testing related to predicting response to medications, or any other aspect of pharmacogenomic genetic testing, whether in support of screening activities, disease management functions, utilization review programs, or any other clinical or diagnostic application, or from owning up to ten percent (10%) of any class of equity of any entity, including any entity involved in the Diagnostics Business, the U.K. Diagnostics Business or the EU Diagnostics Business.

(b) It is recognized by the parties hereto that damages for breaches of covenants of the nature contained in this Section 11.1 are difficult if not impossible precisely to prove; therefore, it is agreed that this Section 11.1 shall be enforceable by mandatory injunction, in addition to any other remedy available to the Buyers under this Agreement or at law or equity. If any of the restrictions contained in this Section 11.1 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provision hereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 11.1 in its reduced form for all purposes in the manner contemplated hereby.

(c) If, during the Restricted Period, the Seller transfers or agrees to transfer any substantial portion of its assets or agrees to a transfer (by sale, merger or otherwise) of all or substantially all of either of the Sellers’ capital stock, in each case to any third party (such third party, an “Acquiring Party”), then such Acquiring Party shall have the right to operate its business or entity within the Restricted Field.

11.2. Non-Solicitation.

(a) For a period ending on the first anniversary of the Closing Date, neither the Sellers nor Affiliates of the Sellers shall, without the prior written consent of the Buyers, directly or indirectly, solicit the employment of or employ or offer to employ any employee of the Buyer or its Subsidiaries (including the Buyer Sub), including, without limitation, any Assumed Employee in the employment of the Buyer or any of its Subsidiaries.

(b) Except as contemplated by Section 9.1, for a period ending on the first anniversary of the Closing Date, neither the Buyers nor Affiliates of the Buyers shall, without the prior written consent of the Sellers, directly or indirectly, solicit the employment of or employ or offer to employ any employee of the Seller or its Subsidiaries (including the Seller Sub).

Article 12

Indemnification

12.1. Indemnity by the Sellers. Subject to the provisions of Sections 12.3 through 12.9, the Sellers agree to indemnify and hold the Buyers and their Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, the “Losses”), related to or arising directly or indirectly out of any of the following:

(a) any breach of any representation or warranty made by the Sellers in this Agreement (including, without limitation, any material breach of any such representation or warranty based upon one or more facts or circumstances disclosed to the Buyer in either of the Sellers’ Closing Certificates, provided that, if the Buyers consummate the Closing notwithstanding such disclosure, the Buyer shall have advised the Sellers in writing not less than five (5) business days prior to the Closing (or such shorter period as may be reasonable if such disclosure is made to the Buyer less than five (5) business days prior to the Closing) of the Buyer’s belief that such facts or circumstances constitute a material breach of any such representation or warranty and, subject to Section 13.4, shall have given the Sellers a reasonable opportunity to cure such breach provided that such breach is reasonably capable of cure), or any breach by the Sellers of any covenant, obligation, or undertaking made by the Sellers in this Agreement or any other Acquisition Agreement (including, without limitation, any material breach of any such covenant based upon one or more facts or circumstances disclosed to the Buyer in either of the Sellers’ Closing Certificates, provided that, if the Buyer consummates the Closing notwithstanding such disclosure, the Buyer shall have advised the Sellers in writing not less than five (5) business days prior to the Closing (or such shorter period as may be reasonable if such disclosure is made to the Buyer less than five (5) business days prior to the Closing) of the Buyer’s belief that such facts or circumstances constitute a material breach of any such covenant and, subject to Section 13.4, shall have given the Sellers a reasonable opportunity to cure such breach provided that such breach is reasonably capable of cure).

(b) the Excluded Liabilities, including, without limitation, the following:

(i) any actual or alleged liability for Taxes of the Sellers, or for Taxes required to be paid by the Sellers pursuant to Section 9.4, other than as provided in Section 2.1(iii); or

(ii) any claim, liability or obligation relating to any broker or finder retained or utilized by the Sellers or representing the Sellers in connection with the transactions contemplated by this Agreement.

(c) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, resulting from or arising out of the Seller’s operation of the Diagnostics Business, the ownership or operation by the Sellers of the Acquired Assets or the use or misuse of any product sold by the Sellers on or prior to the Closing Date.

12.2. Indemnity by the Buyers. Subject to the provisions of Sections 12.3 through 12.9, the Buyers jointly and severally agree to indemnify and hold the Sellers harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any of the following:

(a) any breach of any representation or warranty made by the Buyers in this Agreement (including, without limitation, any material breach of any such representation or warranty based upon one or more facts or circumstances disclosed to the Seller in any of the Buyers’ Closing Certificates, provided that, if the Seller consummates the Closing notwithstanding such disclosure, the Seller shall have advised the Buyers in writing not less than five (5) business days prior to the Closing (or such shorter period as may be reasonable if such disclosure is made to the Seller less than five (5) business days prior to the Closing) of the Seller’s belief that such facts or circumstances constitute a material breach of any such representation or warranty and, subject to Section 13.4, shall have given the Buyers a reasonable opportunity to cure such breach provided that such breach is reasonably capable of cure), or any breach by the Buyers of any covenant, obligation, or undertaking made by the Buyers in this Agreement or any other Acquisition Agreement (including, without limitation, any material breach of any such covenant based upon one or more facts or circumstances disclosed to the Seller in any of the Buyers’ Closing Certificates, provided that, if the Seller consummates the Closing notwithstanding such disclosure, the Seller shall have advised the Buyers in writing not less than five (5) business days prior to the Closing (or such shorter period as may be reasonable if such disclosure is made to the Seller less than five (5) business days prior to the Closing) of the Seller’s belief that such facts or circumstances constitute a material breach of any such covenant and, subject to Section 13.4, shall have given the Buyers a reasonable opportunity to cure such breach provided that such breach is reasonably capable of cure).

(b) any failure of the Buyers, as applicable, to perform the Assumed Liabilities.

(c) any claim, liability or obligation relating to any broker or finder retained or utilized by the Buyers or representing the Buyers in connection with the transactions contemplated by this Agreement.

(d) any act or omission by the Buyer with respect to any Assumed Employee or Proposed Assumed Employee who does not become an Assumed Employee, in each case relating to such Person’s employment or potential employment, as applicable, with the Buyer Sub.

12.3. Time Limitations. The indemnification provided for in this Article 12 shall terminate as of date which is eighteen (18) months after the Closing Date and no claims shall be made by any party hereunder, except that:

(a) the indemnification by the Sellers shall continue as to:

(i) the representations and warranties of the Sellers set forth in Section 6.7, as to which no time limitation shall apply;

(ii) the representations and warranties of the Sellers set forth in Sections 6.16 and 6.24 and the covenants of the Sellers set forth in Sections 9.2, 9.4 and 9.5, as to all of which no time limitation shall apply, subject to any applicable statute of limitation;

(iii) the covenant of the Sellers set forth in Section 10.2, as to which the indemnification provided for in this Article 12 shall terminate on the third anniversary of the Closing Date;

(iv) the representations and warranties of the Sellers set forth in Section 6.8, as to which the indemnification provided for in this Article 12 shall terminate on the second anniversary of the Closing Date;

(v) the covenant of the Sellers set forth in Section 11.1, as to which the indemnification provided for in this Article 12 shall terminate one year after the expiration of the Restricted Period provided for therein; and

(vi) any Claim of which the Buyers have notified the Sellers in accordance with the requirements of Section 12.5 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.3, as to which the obligation of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article 12, and the Sellers shall have reimbursed the Buyers for the full amount of the related Losses in accordance with this Article 12.

(b) the indemnification by the Buyers shall continue as to:

(i) the covenants of the Buyers set forth in Sections 9.2 and 9.5, as to all of which no time limitation shall apply, subject to any applicable statute of limitation;

(ii) the covenant of the Buyers set forth in Section 10.1, as to which the indemnification provided for in this Article 12 shall terminate on the third anniversary of the Closing Date; and

(iii) any Claim of which the Sellers have notified the Buyers in accordance with the requirements of Section 12.5 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 12.3, as to which the obligation of the Buyers shall continue until the liability of the Buyers shall have been determined pursuant to this Article 12, and the Buyers shall have reimbursed the Sellers for the full amount of the related Losses in accordance with this Article 12.

12.4. Limitations of Indemnification.

(a) No party hereto obligated to provide indemnification hereunder (the “Indemnifying Party”) shall be required to indemnify a party hereto seeking indemnification (the “Indemnified Party”) hereunder unless and until the aggregate amount of all Losses for which the applicable Indemnifying Party is otherwise obligated to make payment pursuant to this Article 12 exceeds $100,000, whereupon such Indemnifying Party shall be obligated to pay the entire aggregate amount of all such Losses; provided that no such threshold shall apply to (i) any indemnification for which the Sellers are obligated to provide pursuant to Section 12.1(b), or (ii) any indemnification for which the Buyers are obligated to provide pursuant to Section 12.2(b), in which case the Buyers or the Sellers, as the case may be, as the Indemnified Parties, shall be entitled to receive, and the Sellers or the Buyers, as the case may be, as the Indemnifying Parties, shall be obligated to pay, the entire amount of all such Losses associated therewith whether or not such threshold is attained. The amount of any Losses recoverable by an Indemnified Party under this Section 12.4 shall be calculated net of any insurance proceeds or other third-party recoveries received by such Indemnified Party with respect thereto.

(b) After the Closing, the maximum liability of the Sellers for any breach of the Sellers’ representations, warranties and covenants under this Agreement (except for any such breach involving fraud) shall be the aggregate amount of the Purchase Price paid to the Sellers by the Buyers pursuant to Section 3.1 hereof.

12.5. Claims.

(a) Any Indemnified Party shall promptly notify the Indemnifying Party of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 12 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third-Party Claim”), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim:

(i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third-Party Claim; and

(ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(b) Notwithstanding the foregoing provisions of this Section 12.5, no Indemnifying Party shall be entitled to settle any Third-Party Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third-Party Claim.

12.6. Method and Manner of Paying Claims. Subject to the Indemnifying Party’s right pursuant to Section 12.5 to defend, negotiate, compromise and settle a Third-Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand.

12.7. Straddle Claims. With respect to the indemnification obligations of the Sellers and the Buyers under this Article 12, to the extent that any matter, event or occurrence exists both before and after the Closing Date, such that the Buyers, on the one hand, and the Sellers, on the other hand, could both be entitled to indemnification with respect thereto (such as an ongoing OSHA violation with respect to which the Sellers and the Buyers are assessed a fine attributable to both pre-Closing and post-Closing periods), the respective indemnification obligations of the Buyers, on the one hand, and the Sellers, on the other hand, shall be equitably apportioned between the Buyers, on the one hand, and the Sellers, on the other hand, based on respective lengths of time, comparative opportunity to correct or prevent such matter or occurrence, whether or not the underlying matter or occurrence also gives rise to a breach of any of the representations and warranties made by any party to this Agreement or other equitable factors.

12.8. Insurance Proceeds.

(a) No Indemnified Party shall be obligated to pursue or collect from any insurer prior to making a claim for indemnification pursuant to this Article 12 and no Indemnifying Party shall be entitled to postpone performance of any indemnification obligation under this Article 12 while an insurance claim is pending. However, without limiting any of the provisions of Sections 12.1 through 12.9 in connection with any matter subject to indemnification under this Article 12, all parties shall cooperate with each other in giving notice of any claim to any insurer (including an insurer of an Indemnified Party) and shall provide reasonable assistance in the collection of any such claim; provided, however, that there is no duty to provide notice, cooperate or assist with respect to an Indemnified Party’s insurance policies where the Indemnified Party determines in its sole discretion that such notice, cooperation or assistance could invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or prospective premium increases. In addition, if an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice.

(b) If an Indemnified Party actually receives insurance proceeds, the amount for which such Indemnified Party is entitled to indemnification under this Article 12 shall be reduced appropriately. In the event an Indemnified Party receives insurance proceeds after being paid by the Indemnifying Party with respect to an indemnifiable matter under this Article 12, the Indemnified Party will remit such proceeds to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party with respect to such matter. Nothing in this Section 12.8 shall be deemed to waive or limit the subrogation rights of any insurer.

12.9. Scope of this Article 12. The parties hereto agree that, (a) except for injunctive relief, including specific performance, its and their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be subject to this Article 12, and (b) under no circumstances shall a party be liable for incidental, consequential or punitive damages.

Article 13

Termination

13.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by either the Sellers or the Buyers, by written notice to the other, if the Effective Time shall not have occurred on or before December 9, 2003; provided, however, that (i) such date shall be extended by ten (10) business days if, on or prior to such date, the parties have failed to obtain the consent and/or assignment, as the case may be, required in connection with the Luminex Agreement, the Stamford Lease and the Comerica Agreements (each of which is herein referred to as the “Luminex Consent,” the “Stamford Consent” and the “Comerica Consent,” respectively, and all of which are referred to herein collectively as the “Principal Consents”) in order to consummate the transactions contemplated by this Agreement, (ii) subject to Section 13.4, such date shall be extended, or further extended, as the case may be, by the number of days by which any cure period invoked under Sections 5.2, 5.3, 12.1(a), 12.2(a), 13.1(e), 13.1(h) and/or 13.1(i) extends beyond such date (or any date to which such date has then been extended or further extended), and (iii) the right to terminate this Agreement under this Section 13.1(a) shall not be available to (A) any party whose breach, or whose

Affiliate’s breach, of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date or (B) the Buyers (1) in the event that the failure to obtain any or all of the Principal Consents shall have been the cause of or resulted in the failure of the Effective Time to occur on or before such date, to the extent the Buyers have waived the closing condition pursuant to Section 5.3(d) with respect to such Principal Consents, (2) in the event that the failure to obtain the Luminex Consent and/or the Stamford Consent shall have been the cause of or resulted in the failure of the Effective Time to occur on or before such date, to the extent the Buyers shall have entered into agreements in substitution or replacement of the Luminex Agreement and/or the Stamford Lease, as the case may be, or (3) in the event that the failure to obtain the Comerica Consent shall have been the cause of or resulted in the failure of the Effective Time to occur on or before such date, to the extent the Sellers shall have provided to the Buyers written evidence of the termination of Comerica’s security interest with respect to the Acquired Assets;

(b) by the Sellers, by written notice to the Buyers, if the Effective Time shall not have occurred on or before December 10, 2003 principally due to the failure of the conditions set forth in Sections 5.3(g) and 5.3(h) to be satisfied; provided, however, that (i) the right to terminate this Agreement under this Section 13.1(b) shall not be available to the Sellers if the Sellers’ breach, or any of their Affiliate’s breach, of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has either been the principal cause of, or principally resulted in, such failure of the Effective Time to occur on or before such date, (ii) in the event of an extension of the date on which the parties can terminate this Agreement pursuant to Section 13.1(a), as such extension is contemplated in clause (i) of the proviso contained therein, the date set forth in this Section 13.1(b) shall be extended for a period of ten (10) business days, and (iii) subject to Section 13.4, such date shall be extended, or further extended, as the case may be, by the number of days by which any cure period invoked under Sections 5.2, 5.3, 12.1(a), 12.2(a), 13.1(e), 13.1(h) and/or 13.1(i) extends beyond such date (or any date to which such date has then been extended or further extended);

(c) by the Sellers if, as a result of a proposal for an Alternative Transaction, the Board of Directors of the Seller shall have determined in good faith, after receipt of the advice of outside legal counsel, that the directors are obligated by their fiduciary duties in accordance with Delaware law to terminate this Agreement; provided, however, that it shall be a condition precedent to the termination of this Agreement by the Seller pursuant to this Section 13.1(c) that the Sellers shall have provided the

Buyers at least five business (5) days notice of its intention to exercise its right to terminate pursuant to this Section 13.1;

(d) by the Buyers, by written notice to the Sellers, if there shall have been any breach of the covenants of the Sellers contained in Section 8.15;

(e) by the Buyers (provided that the Buyers are not then in material breach of any representation, warranty, covenant or other agreement contained herein, where all of such breaches in the aggregate would reasonably be expected to result in a Material Adverse Effect), by written notice to the Sellers, if (i) there shall have been a material breach of any of the covenants or agreements on the part of the Sellers, and, subject to Section 13.4, such breach is either not cured within ten (10) business days following written notice to the Sellers provided that such breach is reasonably capable of cure or (ii) any of the representations or warranties contained in this Agreement on the part of the Sellers is false or misleading in any material respect as of the date it was made;

(f) by either the Seller or the Buyer, by written notice to the other, if any governmental entity shall have issued any permanent injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement or the Acquisition Agreements and such injunction or other action shall have become final and non-appealable;

(g) at any time with the mutual written consent of the Sellers and the Buyers;

(h) by the Buyers, by written notice to the Sellers, in the event that either or both of the Sellers obstruct the Closing through willful misconduct and, subject to Section 13.4, such misconduct is either not cured within five (5) days following written notice to the Sellers or by its nature cannot be cured; or

(i) by the Sellers (provided that the Sellers are not then in material breach of any representation, warranty, covenant or other agreement contained herein, where all of such breaches in the aggregate would reasonably be expected to result in a Material Adverse Effect), by written notice to the Buyers, if (i) there shall have been a material breach of any of the covenants or agreements on the part of the Buyers, and, subject to Section 13.4, such breach is either not cured within ten (10) business days following written notice to the Buyers provided that such breach is reasonably capable of cure or (ii) any of the representations or warranties contained in this Agreement on the part of the Buyers is false or misleading in any material respect as of the date it was made.

13.2. Effect of Termination. If this Agreement is terminated as provided in Section 13.1, this Agreement shall forthwith become void and have no effect, without liability on the part of the Sellers and the Buyers and their respective directors, officers or stockholders, except that (a) the provisions of Articles 10, 13 and 14, shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

13.3. Expense Reimbursement and Return of Funds.

(a) First Deposit. If this Agreement is terminated (1) by the Sellers pursuant to Section 13.1(c), (2) by the Buyers pursuant to Section 13.1(d) or (h), or (3) by any of the parties pursuant to Section 13.1(f) (except with respect to a termination pursuant to Section 13.1(f) as a result of any action taken by DKMS to enjoin or otherwise prohibit the transactions contemplated hereunder), then (x) the Sellers shall return the First Deposit to the Buyers, and (y) except in the event of a termination pursuant to Section 13.1(f), the Sellers shall pay to the Buyers an amount equal to all out-of-pocket expenses and fees incurred by the Buyers, including, without limitation, fees and expenses payable to all legal, accounting, financial and professional advisers, relating to the transactions contemplated by this Agreement not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate and excluding any legal, accounting, financial, underwriters’ or other fees paid or payable by the Buyers in connection with the Placing of the Shares and/or the AIM Admission which shall be borne solely by the Buyers.

(b) Second Deposit.

(1) If this Agreement is terminated (A) by the Sellers pursuant to Section 13.1(c), (f) or (g), (B) by any of the parties pursuant to Section 13.1(a) (due to the failure of the parties to obtain the consent and/or assignment, as the case may be, required in connection with the Luminex Agreement, the Stamford Lease and the Comerica Agreements in order to consummate the transactions contemplated by this Agreement), or (C) by the Buyers pursuant to Section 13.1(d), (e), (f), (g) or (h), then (x) the Second Deposit shall be released to the Buyers, (y) the Sellers shall cooperate with the Buyers to cause the Second Deposit to be promptly released to the Buyers and (z) except in the event of a termination by the Buyers pursuant to Section 13.1(a) (due to a failure of the Sellers to obtain the consents described therein) and any termination pursuant to either Section 13.1(f) or (g), the Sellers shall pay to the Buyers an amount equal to all out-of-pocket expenses and fees incurred by the Buyers, including, without limitation, fees and expenses payable to all legal, accounting, financial and professional advisers, relating to the transactions contemplated by this Agreement not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate and excluding any legal, accounting, financial, underwriters’ or other fees paid or payable by the Buyers in connection with the Placing of the Shares and/or the AIM Admission which shall be borne solely by the Buyers. Upon termination of this Agreement by any of the parties pursuant to Section 13.1(a) (provided that the parties have obtained, on or prior to such date of termination under Section 13.1(a), the consent and/or assignment, as the case may be, required in connection with the Luminex Agreement, the Stamford Lease and the Comerica Agreements in order to consummate the transactions contemplated by this Agreement), or by the Sellers pursuant to Section 13.1 (b) or (i), then (x) the Second Deposit shall be released to the Sellers and (y) the Buyers shall cooperate with the Sellers to cause the Second Deposit to be promptly released to the Sellers.

(2) Notwithstanding anything to the contrary contained in this Section 13.3, the parties hereby acknowledge and agree that under no circumstances shall the Buyers have the right to terminate this Agreement due solely to the parties failure to obtain the Roche Consent nor shall the Sellers be in breach of their obligations pursuant to Section 8.5 to the extent that the Buyers have requested that the Sellers refrain from seeking the Roche Consent.

(c) Any payments required by this Section 13.3 will be payable by wire transfer of immediately available funds to an account designated by the receiving party. Notwithstanding Section 14.1, the Sellers and the Buyers agree that if either party fails to promptly make any payment required under this Section 13.3 and the receiving party commences a suit against the paying party to collect such payment, the losing party shall indemnify the prevailing party for its costs and expenses (including attorney’s fees and expenses) incurred in connection with such suit and if the receiving party is the prevailing party then the paying party shall pay the receiving party interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 13.3.

13.4. Extension Back-Stop. Notwithstanding any provision in this Agreement to the contrary (other than Section 3.1(b)), in no event shall any cure period set forth herein, or any other period capable of extension hereunder, be extended beyond December 23, 2003.

Article 14

General

14.1. Expenses. All transfer, recording and sales taxes and fees payable with respect to the sale and conveyance of the Acquired Assets to the Buyers shall be paid by the Sellers. Except as otherwise provided in this Agreement, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees including without limitation, any underwriter’s or broker’s fees, if any, and disbursements, shall be borne by the party incurring such expenses.

14.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows

If to the Buyer:

TEPNEL LIFE SCIENCES PLC

Heron House

Oaks Business Park, Crewe Road

Wythenshawe, Manchester M23 9HZ

Attention:    Benjamin Matzilevich

 Chief Executive

If to Buyer Holdings:

TEPNEL NORTH AMERICA CORPORATION

c/o Tepnel Life Sciences plc

Heron House

Oaks Business Park, Crewe Road

Wythenshawe, Manchester M23 9HZ

Attention:  Benjamin Matzilevich

        President

If to the Buyer Sub:

TEPNEL LIFECODES CORPORATION

c/o Tepnel Life Sciences plc

Heron House

Oaks Business Park, Crewe Road

Wythenshawe, Manchester M23 9HZ

Attention:    Benjamin Matzilevich

 President

in each case with a copy sent contemporaneously to:

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

Attention:    Gerald J. Kehoe, Esq.

If to the Seller to:

ORCHID BIOSCIENCES, INC.

4390 U.S. Route One

Princeton, New Jersey 08540

Attention:    Paul Kelly

 Chief Executive Officer

If to the Seller Sub:

LIFECODES CORPORATION

c/o Orchid Biosciences, Inc.

4390 U.S. Route One

Princeton, New Jersey 08540

Attention:    Paul Kelly

 President

in each case with a copy sent contemporaneously to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

One Financial Center

Boston, Massachusetts 02111

Attention:    John J. Cheney, III, Esq.

14.3. Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and Schedules hereto), together with that certain license agreement and letter agreement being delivered contemporaneously herewith and referring to this Agreement, contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. At any time prior to the Effective Time, either the Sellers or the Buyers may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

14.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Delaware.

14.5. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

14.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, except that (i) the Buyer may assign its rights to one or more Subsidiaries and (ii) each of the Sellers may assign its rights to a purchaser of all or substantially all of its assets, provided that the purchaser agrees in writing with the Buyers to assume and perform all of the Sellers’ obligations under this Agreement and the Acquisition Agreements. No assignment referred to in (i) above shall relieve the Buyers from their obligations under this Agreement and no assignment by the Sellers referred to in (ii) above will relieve the Sellers from their obligations under Articles 10 and 11 of this Agreement.

14.7. Survival and Materiality of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall survive the Closing and the consummation of the transactions contemplated hereby. Such representations and warranties shall expire on the last day (if any) on which a claim for indemnification may be made pursuant to Article 12 for a breach thereof.

14.8. Further Assurances. From time to time, at the request of the Buyers and without further consideration, the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyers may reasonably require more effectively to convey and transfer any of the Acquired Assets to the Buyer Sub. The Sellers and the Buyers shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

14.9. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except the Sellers and the Buyers, any rights or remedies under or by reason of this Agreement.

14.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11. Public Statements or Releases. The parties hereto each agree that both prior to and following the consummation of the Closing, no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto to the form of such announcement or statement. The parties agree that they have mutually agreed on the wording and timing of a press release publicizing the Acquisition. Once such press release or any other written statement has been disclosed in accordance with the agreement of the parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party. Nothing contained in this Section 14.11 shall prevent any party from making such public announcements as such party may consider necessary in order to obtain financing for the transactions contemplated hereby or to satisfy such party’s legal or contractual obligations.

14.12. Jurisdiction and Consent to Service of Process; Waiver of Jury Trial. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in a federal or state court sitting within the District of Massachusetts, which shall be the exclusive venue of said legal proceedings. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action in any such court, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action shall be effective against such party when transmitted in accordance with Section 14.2. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by applicable law. EACH OF THE BUYERS AND THE SELLERS WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF RELATING TO THIS AGREEMENT, ANY ACQUISITION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

14.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

14.14. Nature of Obligations.

(a) All obligations of the Buyers in this Agreement and the Acquisition Agreements are joint and several, whether or not so expressed.

(b) All obligations of the Sellers in this Agreement and the Acquisition Agreements are joint and several, whether or not so expressed.

Article 15

Certain Definitions

As used herein the following terms not otherwise defined have the following respective meanings:

“Acquired Assets” has the meaning given in Section 1.1 as limited by Section 1.2.

“Acquired IP” has the meaning given in Section 1.1(e).

“Acquiring Party” has the meaning given in Section 11.1(c).

“Acquisition” means the acquisition by the Buyers of the Acquired Assets and the Assumed Liabilities under this Agreement.

“Acquisition Agreements” means the Bill of Sale, the Trademark Assignments, the Patent Assignments and the Assumption Agreement.

“Adjustment Standards” has the meaning given in Section 3.2(a).

“Affiliate” means with respect to any Person, any Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“AIM” means the Alternative Investment Market of the London Stock Exchange.

“AIM Admission” has the meaning given in Section 5.3(g).

“AIM Rules” means the rules for AIM companies and their nominated advisers issued by the London Stock Exchange from time to time.

“Alternative Transaction” has the meaning given in Section 8.15.

“Applied Biosystems” has the meaning given in Section 6.19(p).

“Assumed Contracts” means the Contracts, the Real Property leases and the Personal Property Leases.

“Assumed Employees” has the meaning given in Section 9.1(a).

“Assumed Liabilities” has the meaning given in Section 2.1.

“Assumption Agreement” has the meaning given in Section 4.3(c).

“Benefits Closing Date” has the meaning given in Section 9.2(b).

“Bill of Sale” has the meaning given in Section 4.3(a).

“Buyer” has the meaning given in the first paragraph of this Agreement.

“Buyer Confidential Information” means any confidential or proprietary information of any type of the Buyer or furnished by the Buyer.

“Buyer Holdings” has the meaning given in the first paragraph of this Agreement.

“Buyers” has the meaning given in the first paragraph of this Agreement.

“Buyers’ Employee Benefit Plans” has the meaning given in Section 9.2(a).

“Buyer’s Field” has the meaning given in Section 9.10(c).

“Buyer’s Marks” has the meaning given in Section 9.10(c).

“Buyer Special Meeting” has the meaning given in Section 8.4.

“Buyer Sub” has the meaning given in the first paragraph of this Agreement.

“Buyer’s 401(k) Plan” has the meaning given in Section 9.2(e).

“Buyer’s 401(k) Plan Commencement Date” has the meaning given in Section 9.2(e).

“CERCLA” has the meaning given in Section 6.8(a)(i).

“Claim” has the meaning given in Section 12.5(a).

“Closing” has the meaning given in Section 4.2.

“Closing Certificate” has the meaning given in Section 4.3(d).

“Closing Date” has the meaning given in Section 4.2.

“Closing Divisional Balance Sheet” has the meaning given in Section 3.2(a).

“Closing Net Book Value” means total assets minus total liabilities (each as reflected on the Closing Divisional Balance Sheet) calculated in accordance with the Adjustment Standards. Closing Net Book Value may be subject to upward and downward adjustments pursuant to Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comerica” means Comerica-Bank California.

“Comerica Agreements” means, collectively, that certain Loan and Security Agreement by and between Comerica and the Seller, dated December 23, 2002, and the agreements related thereto as set forth on Schedule 6.7 hereto.

“Comerica Consent” has the meaning given in Section 13.1(a).

“Confidential Information” means any confidential or proprietary information of any type of the Sellers or furnished by the Sellers, but excluding any information constituting part of the Acquired Assets.

“Continuing Seller Plan” has the meaning given in Section 9.2(b).

“Control” (including its correlatives “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person through ownership of a majority of securities or partnership or other ownership rights or agreements.

“Contracts” has the meaning given in Section 1.1(b).

“Copyrights” means all copyright rights, and all other literary property and author rights, whether or not registered, and all rights, title and interests in all copyrights, whether or not registered, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

“Diagnostics Business” means the business of the Sellers operated primarily in the facilities located in Stamford, Connecticut and not in any of Sellers’ facilities outside of the United States, immediately prior to the Execution Date, which business consists of the sale of certain products, including Elucigene™ and LifeMatch™ and RFLP Products, the provision of HLA typing for organ transplant matching and phlebotomy/private drive services necessary to support such HLA typing and excludes any portion of such business that involves the sale of products or the provision of services to DKMS.

“Disclosure Schedule” has the meaning given in the recitals.

“DKMS” means Deutsche Knochenmarkspenderatei gemeinnutzige Gesellschaft mbH, a company organized under the laws of Germany.

“DKMS Agreements” has the meaning given in Section 1.2.

“DKMS Share Purchase Agreement” has the meaning given in Section 1.2.

“DKMS Supply Agreement” has the meaning given in Section 1.2.

“Effective Closing” has the meaning set forth in Section 4.1.

“Effective Closing Date” has the meaning set forth in Section 4.1.

“Effective Time” has the meaning set forth in Section 4.2.

“Encumbrances” has the meaning given in Section 6.7.

“Environmental Laws” has the meaning given in Section 6.8(a)(i).

“Equipment” has the meaning given in Section 1.1(a).

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Escrow Agreement” has the meaning given in Section 3.1(a).

“EU Diagnostics Business” means the business of the Sellers operated primarily in the facilities located in Belgium and not in any of Sellers’ facilities outside of Belgium, immediately prior to the Execution Date, which business consists of the sale of certain products, including Elucigene™ and LifeMatch™ and RFLP Products and excludes any portion of such business that involves the sale of products or the provision of services to DKMS.

“EU Seller Sub” has the meaning given in the recitals.

“EU Stock Purchase Agreement” has the meaning given in the recitals.

“Excluded Assets” has the meaning given in Section 1.2.

“Excluded Liabilities” has the meaning given in Section 2.2.

“Execution Date” has the meaning given in the recitals.

“Financial Statements” has the meaning given in Section 6.22.

“First Deposit” has the meaning given in Section 3.1(a).

“Form of Offering Circular” has the meaning given in Section 8.4.

“Governmental Authority” means any federal, state, municipal, local or other governmental agency, department, commission, board, bureau, regulatory authority, instrumentality, judicial or administrative body.

“Hazardous Substances” has the meaning given in Section 6.8(a)(ii)

“Indemnified Party” has the meaning given in Section 12.4(a).

“Indemnifying Party” has the meaning given in Section 12.4(a).

“Intellectual Property” means all Patents, Trademarks, Copyrights, mask works, and applications and registrations for any of the foregoing, moral rights, business names, design rights, rights in engineering information, technology, inventions (whether patentable or unpatentable), improvements, trade secrets, know-how, schematics, industrial models, computer software programs or applications (other than standard off-the-shelf so-called shrink wrap programs) in both source code and object code form, development documentation, programming tools, methods, processes, data, technical information, computer databases and related documentation and materials and tangible or intangible proprietary and confidential information or material.

“Intellectual Property Rights” means all rights to any Intellectual Property, including claims against third Persons for infringement, whether or not heretofore asserted, rights of priority, and any other similar tangible or intangible proprietary rights, including all rights in any other Intellectual Property existing under judicial or statutory law of any country in the world, or under any treaty.

“June 2003 Balance Sheet” has the meaning give in Section 6.22.

“Knowledge” and like phrases shall mean the actual knowledge after reasonable investigation of those Persons set forth on Schedule 15 hereto.

“Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, now existing, enacted or in effect.

“London Stock Exchange” means the London Stock Exchange plc.

“Losses” has the meaning given in Section 12.1.

“Luminex Agreement” means that certain Development and Supply Agreement between the Seller Sub and Luminex Corporation, dated June 9, 1999.

“Luminex Consent” has the meaning given in Section 13.1(a).

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations, sales, or business or operation of the Diagnostics Business, or have a material adverse effect on the ability of any of the Sellers or the Buyers to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

“Neutral Auditors” means an independent accounting firm to be mutually agreed upon by the Buyer and the Seller.

“OSHA” means the Occupational Safety and Hazard Act of 1970, as amended and in effect from time to time.

“Patents” means all patent rights and all rights, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, extension, division, continuation or continuation-in-part applications throughout the world, excluding any of the foregoing included in the Excluded Assets.

“Patent Assignments” has the meaning given in Section 4.3(b).

“Permits” has the meaning given in Section 1.1(g).

“Permitted Encumbrances” has the meaning given in Section 6.7.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Personal Property Leases” has the meaning given in Section 1.1(d).

“Placing” means the proposed placing of the Placing Shares being undertaken by the Buyer to raise not less than £2.0 million substantially on the same terms and conditions as contemplated in the Form of Offering Circular.

“Placing Shares” means the ordinary shares of 1p each in the capital of the Buyer to be issued under the terms of the Placing.

“Plan” has the meaning given in Section 6.16(a).

“Principal Consents” has the meaning given in Section 13.1(a).

“Proceeding” has the meaning given in Section 6.19(j).

“Projected Net Asset Value” means the amount set forth on Schedule 3.2.

“Projections” has the meaning given in Section 6.22.

“Proposed Assumed Employees” has the meaning given in Section 9.1(a).

“Proprietary Information Agreement” has the meaning given in Section 6.19(l).

“Purchase Price” has the meaning given in Section 3.1.

“Purchase Price Allocation” has the meaning given in Section 3.3.

“Real Property” has the meaning given in Section 1.1(c).

“Restricted Period” has the meaning given in Section 11.1(a).

“RFLP Products” means the first-generation reagent and probe products used for paternity testing.

“Roche” has the meaning given to it in Section 2.1.

“Roche Consent” has the meaning given to it in Section 2.1.

“Second Deposit” has the meaning given in Section 3.1(b).

“Seller” has the meaning given in the first paragraph of the Agreement.

“Seller Employee Benefit Plan” has the meaning given in Section 6.16(a).

“Sellers” has the meaning given in the first paragraph of the Agreement.

“Seller’s Field” has the meaning given in Section 9.10(c).

“Seller’s Marks” has the meaning given in Section 9.10(a).

“Seller Sub” has the meaning given in the first paragraph of the Agreement.

“Shared Services Agreement” has the meaning given in Section 8.18.

“Significant Customers” has the meaning given in Section 6.15.

“Significant Suppliers” has the meaning given in Section 6.15.

“Stamford Lease” means that certain Lease between Robert Martin Company (n/k/a RM Stamford Realty Associates) and Seller Sub, dated December 15, 1991, as amended by the First Amendment, dated April, 1992, the Second Amendment, dated October, 1997, the Third Amendment, dated August 13, 1998, and the Fourth Amendment, dated July 30, 1999 covering the facility located at 550 West Avenue, Stamford, Connecticut.

“Stamford Consent” has the meaning given in Section 13.1(a).

“Subsidiary” means, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

“Supply Agreement” has the meaning given in Section 8.19.

“Tax” or “Taxes” means any federal, state, local, or foreign tax, including, without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, and employee taxes, and any other tax or levy of any kind whatsoever, including any interest, penalties, or additions to tax in respect of any of the foregoing, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning given in Section 12.5(a).

“Trademark Assignments” has the meaning given in Section 4.3(b).

“Trademarks” means all trademarks, service marks, trade dress, logos, trade names, domain names, uniform resource locators, web addresses and sites, and all trademark and service mark rights arising under the common law, state law, federal law and laws of foreign countries and all rights, title and interest in all trademark and service mark applications and registrations and trademark and service mark interests throughout the world and all goodwill associated therewith, excluding any of the foregoing included in the Excluded Assets.

“Transferred Vacation Time” has the meaning given in Section 9.1(b).

“UK Asset Purchase Agreement” has the meaning given in the recitals.

“UK Buyer Sub” has the meaning given in the recitals.

“UK Diagnostics Business” means the business of the Sellers operated primarily in the facilities located in Abingdon, U.K. and not outside of Sellers’ facilities outside of the U.K., immediately prior to the Execution Date, which business consists of the sale of certain products, including Elucigene™ and RFLP Products, and customized testing services and products for inherited diseases currently provided to the Dor Yeshorim organization based in New York and excludes any portion of such business that involves the sale of products or the provision of services to DKMS.

“UK Seller Sub” has the meaning given in the recitals.

“Unresolved Amount” has the meaning given in Section 3.2(b).

“WARN Act” has the meaning given in Section 9.1(d).

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

TEPNEL LIFE SCIENCES PLC

By:

Name: Title:

TEPNEL NORTH AMERICA CORPORATION

By:

Name: Title:

TEPNEL LIFECODES CORPORATION

By:

Name: Title:

ORCHID BIOSCIENCES, INC.

By:

Name: Title:

LIFECODES CORPORATION

By:

Name: Title:

[Signature Page to Asset Purchase Agreement]